UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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P.F. CHANG'S CHINA BISTRO, INC.
(Name of Registrant as Specified In Its Charter)

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P.F. CHANG'S CHINA BISTRO, INC.
7676 East Pinnacle Peak Road
Scottsdale, AZ 85255

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 18, 2012

Dear Stockholder:

You are invited to attend the Annual Meeting of the Stockholders of P.F. Chang's China Bistro, Inc., a Delaware corporation (the “Company”), which will be held on April 18, 2012 at 8 a.m., Mountain Standard Time, at our principal executive offices located at 7676 E. Pinnacle Peak Road, Scottsdale, Arizona, 85255, for the following purposes:

1.
To elect nine (9) directors specified in this Proxy Statement to the Board of Directors, each to serve until the Company's 2013 Annual Meeting of Stockholders and until his or her respective successor is elected and qualified.

2.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 30, 2012.

3.
To approve the First Amendment of the P.F. Chang's China Bistro, Inc. Amended & Restated 2006 Equity Incentive Plan that includes an increase in the aggregate number of shares that may be issued under the Plan by 1,760,000 shares and an extension of the term an additional ten years from the date of the amendment.

4.	To provide an advisory vote on the compensation of the Company's named executive officers.

5.
To approve any adjournments of the meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of any of the foregoing proposals.

6.	To transact such other business as may properly come before the meeting.

The Board of Directors recommends a vote “FOR” proposals 1 through 5.

Stockholders of record at the close of business on March 7, 2012 (“record date”) are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our principal offices located at 7676 E. Pinnacle Peak Road, Scottsdale, Arizona 85255.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS:

Our Annual Meeting materials, including our Proxy Statement and Annual Report, are available over the internet at www.proxyvote.com.

By Order of the Board of Directors,

	/s/	RICHARD L. FEDERICO
Richard L. Federico
Chairman of the Board of Directors
and Chief Executive Officer

Scottsdale, Arizona
March 14, 2012

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope or vote your shares via telephone or the internet, as described in the accompanying materials, to assure that your shares are represented at the meeting. Internet and telephone voting must be completed before 11:59 P.M. Eastern Time the day before the meeting date. If you attend the meeting in person, you may choose to vote in person even if you have previously voted your shares by proxy.

TABLE OF CONTENTS

Page
General Information...............................................................................................................................................................	1
Proposal Number One: Election of Directors........................................................................................................................	3
Corporate Governance............................................................................................................................................................	6
Proposal Number Two: Ratification of Appointment of Independent Registered Public Accounting Firm..........................	11
Report of the Audit Committee of the Board of Directors.....................................................................................................	12
Proposal Number Three: Approval of the First Amendment to the P.F. Chang's China Bistro, Inc. Amended & Restated 2006 Equity Incentive Plan.................................................................................................................................	14
Proposal Number Four: Advisory Vote on Executive Compensation....................................................................................	22
Proposal Number Five: Adjournment of the Meeting............................................................................................................	23
Stock Ownership of Certain Beneficial Owners and Management........................................................................................	24
Executive Compensation........................................................................................................................................................	26
Compensation and Executive Development Committee Report............................................................................................	46
Equity Compensation Plan Information.................................................................................................................................	47
Related Persons Transactions.................................................................................................................................................	47
Stockholder Proposals to be Presented at Next Annual Meeting...........................................................................................	48
Transaction of Other Business...............................................................................................................................................	48
Stockholders Sharing the Same Last Name and Address.......................................................................................................	48
Appendix A: First Amendment to the P.F. Chang's China Bistro, Inc. Amended and Restated 2006 Equity Incentive Plan.........................................................................................................................................................................................	50

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of P.F. Chang's China Bistro, Inc., a Delaware corporation (“P.F. Chang's” or the “Company”), for use at its Annual Meeting of Stockholders to be held on April 18, 2012, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is March 14, 2012, the approximate date on which this Proxy Statement and the enclosed proxy were first sent or made available to stockholders.

Electronic Access. To access the Company's proxy statement and annual report electronically, please visit www.proxyvote.com or the Investor Relations section of the Company's website at www.pfcb.com.

Annual Report. An annual report on Form 10-K for the fiscal year ended January 1, 2012 is enclosed with this Proxy Statement.

Voting Securities and Quorum.  Only stockholders of record as of the close of business on March 7, 2012, will be entitled to vote at the meeting and any adjournments or postponements thereof. As of the record date, there were 21,213,252 shares of common stock of the Company, par value $0.001 per share, issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each holder of record as of that date is entitled to one (1) vote for each share of stock held. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.  A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of the Company's independent registered public accounting firm. The non-routine matters in this proxy statement are the election of directors, the approval of the First Amendment to the P.F. Chang's China Bistro, Inc. Amended and Restated 2006 Equity Incentive Plan and the advisory vote on the compensation of the Company's named executive officers.

Solicitation of Proxies.  The cost of soliciting proxies will be borne by the Company. The Company will solicit stockholders by mail through its regular employees, and no additional compensation will be paid to regular employees for such services. The Company will also request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company also may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation for such services. The Company has engaged MacKenzie Partners, Inc., a proxy-solicitation firm, to assist the Company in the solicitation of proxies, for which the Company will pay a fee of $12,500 plus reimbursement of certain out-of-pocket expenses.

Voting of Proxies.  All valid proxies received prior to the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder's choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the persons named as proxies will vote as the Board of Directors recommends on each proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is exercised, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

Stockholders of Record. You may vote by proxy, over the internet or by telephone. Please follow the instructions on the proxy card you received. You may also vote in person at the annual meeting.

Beneficial stockholders. Your bank, broker or other holder of record will provide you with a voting instruction card for you to use to instruct them on how to vote your shares. Check the instructions provided by your bank, broker or other holder of record to see which options are available to you. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your bank, broker or other agent.

Votes submitted by telephone or via the internet must be received by 11:59 P.M. Eastern Time, on April 17, 2012. Submitting your proxy by telephone or via the internet will not affect your right to vote in person should you decide to attend the annual meeting.

Attendance at the annual meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the annual meeting. If your shares are held by a bank, broker or other agent, you may change your vote by submitting new voting instructions to your bank, broker or other agent, or, if you have obtained a legal proxy from the bank, broker or other agent giving you the right to vote your shares, by attending the annual meeting and voting in person.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

Directors.  The following sets forth information, as of March 14, 2012, regarding members of the Board, including the nine director nominees for election at the Annual Meeting, related to his or her business experience and service on other boards of directors. In addition, below is a discussion of the qualifications, attributes and skills that led the Board to the conclusion that each of these individuals should be nominated to serve as a director. The Company believes that the current Board includes individuals with a strong background in executive leadership and management, accounting and finance, and Company and industry knowledge. In addition to this information, the Company also believes that each of its directors possesses the highest personal and professional ethics, integrity and values, and is committed to representing the long-term interests of the Company's stockholders. They each have demonstrated an inquisitive and objective approach, business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board. The Company also believes that the directors' diversity of backgrounds and experiences results in different perspectives, ideas, and viewpoints, which makes the Board more effective in carrying out its duties. Finally, the Company values their significant experience on other company boards of directors and board committees.

Name	Position with the Company	Age	Director Since
Kerrii B. Anderson............	Director	54	2009
F. Lane Cardwell, Jr. ........	Director and President, P.F. Chang's China Bistro	59	2010
Richard L. Federico...........	Chairman of the Board of Directors and Chief Executive Officer	57	1996
Lesley H. Howe.................	Director	67	2003
Dawn E. Hudson...............	Director	54	2010
M. Ann Rhoades................	Director	67	2003
James G. Shennan, Jr. .......	Director	70	1997
R. Michael Welborn..........	Director, Executive Vice President and President, Global Brand Development	60	1996
Kenneth J. Wessels............	Director	69	2000

Kerrii B. Anderson has served as a director of the Company since October 2009. Ms. Anderson served as Chief Executive Officer and President of Wendy's International, Inc., a restaurant operating and franchising company, from 2006 to September 2008. From 2000 to 2006, she served as Wendy's Executive Vice President and Chief Financial Officer. Previously, Ms. Anderson served as Senior Vice President and Chief Financial Officer of M/I Schottenstein Homes, Inc. (now known as M/I Homes, Inc.) from 1987 to 2000. Ms. Anderson also serves as a board member of Chiquita Brands International (NYSE: CQB) where she is the lead independent director since 2010, chair of the nominating and governance committee and a member of the compensation and organization development committee. Additionally, she serves on the board of Laboratory Corporation of America Holdings (NYSE: LH) where she is chairperson of the audit committee and a member of the compensation committee. Ms. Anderson also serves as a board member of Worthington Industries (NYSE: WOR) since September 2010 where she is a member of the compensation committee and the audit committee. Ms. Anderson also previously served on the board and was a member of the audit committee of Lancaster Colony Corporation (NASDAQ: LANC) from 1998 through 2005.

Qualifications: Ms. Anderson's qualifications to serve on the Board include her broad executive leadership and experience in the restaurant industry as well as 25 years of experience in accounting and financial reporting as a controller and chief financial officer. She is a Certified Public Accountant. Additionally, she has broad corporate governance experience from her service on the board and board committees of other public companies.

F. Lane Cardwell, Jr. has served as a director of the Company since December 2010, and he has served as the Company's President of P.F. Chang's China Bistro concept since March 2011. He previously served as a director of the Company from 1999 through 2009. He previously served as the President and Chief Executive Officer of Boston Market from June 2009 to October 2010. Mr. Cardwell also served as the interim President and Chief Executive Officer of Famous Dave's of America, Inc. (NASDAQ: DAVE) from December 2007 until April 2008. He previously served as President and Chief Executive Officer of Eatzi's Market and Bakery from 1996 to 1999. Prior to joining Eatzi's, Mr. Cardwell was Executive Vice President, Chief Administrative Officer and a member of the board of directors of Brinker International, Inc. (NYSE: EAT). Mr. Cardwell served as a board member of Famous Dave's of America, Inc. from 2003 through 2009. Mr. Cardwell also serves on the board of directors of a private company.

Qualifications: Mr. Cardwell's qualifications to serve on the Board include over 30 years of executive leadership experience in the restaurant industry as president and chief executive officer of other restaurant companies. Additionally, he has broad corporate governance experience from his service on the board and board committees of other public and private companies.

Richard L. Federico has served as a director of the Company since February 1996, and he has served as the Chief Executive Officer of the Company since January 2012 and from September 1997, when he succeeded Paul M. Fleming, founder of the Company, through January 2009. He was previously the Co-Chief Executive Officer of the Company from January 2009 to January 2012. He joined the Company as President in February 1996. In December 2000, Mr. Federico was named Chairman of the Board. From February 1989 to January 1996, Mr. Federico served as President of the Italian Concepts division of Brinker International, Inc. (NYSE:EAT), where he was responsible for concept development and operations. Mr. Federico serves on the board of directors of Jamba, Inc. (NASDAQ:JMBA) where he is chairman of the nominating and corporate governance committee. Mr. Federico also serves as a board member of Domino's Pizza (NYSE: DPZ) since February 2011 where he is a member of the compensation committee.

Qualifications: Mr. Federico's qualifications to serve on the Board include his extensive executive leadership and strategic experience in the restaurant industry. His long history with the Company, knowledge of the business and his appreciation of the Company's values and culture make Mr. Federico a valuable member of the Board. Additionally, he has broad corporate governance experience from his service on the board and board committees of other public companies.

Lesley H. Howe has served as a director of the Company since March 2003. Mr. Howe spent over 30 years with the international accounting firm of KPMG LLP, where he was a senior partner and served as area managing partner/managing partner of that firm's Los Angeles Office from 1994 to 1997. From December 2001 until its sale in 2007, he was the Chief Executive Officer of Consumer Networks, LLC, a San Diego-based Internet marketing and promotions company. He also serves on the boards of directors and is chair of the audit committees of Volcano Corporation (NASDAQ:VOLC), Jamba, Inc. (NASDAQ:JMBA) and NuVasive, Inc. (NASDAQ:NUVA). Additionally, Mr. Howe is also a member of the compensation committee of NuVasive, Inc. and Jamba, Inc., and he is the lead director of Jamba, Inc. He previously served on the board and was chair of the audit committee of dj Orthopedics, Inc. from 2002 through 2008.

Qualifications: Mr. Howe's qualifications to serve on the Board include his executive leadership experience and his extensive experience in accounting and finance with over 30 years of experience in public accounting, which is valuable in his position as the chairperson of the Company's audit committee. He is a Certified Public Accountant (inactive). Also, he has broad corporate governance experience from his service on the board and board committees of other public and private companies.

Dawn E. Hudson has served as a director of the Company since February 2010. Since March 2009, Ms. Hudson has served as Vice Chairman of The Parthenon Group, an advisory firm specializing in business strategy consulting. She was President and Chief Executive Officer of Pepsi-Cola North America (PCNA), the multi-billion dollar refreshment beverage unit of PepsiCo, Inc. (NYSE: PEP) in the United States and Canada, and Chief Executive Officer of the PepsiCo Foodservice Division from March 2005 until November 2007. From May 2002 to March 2005, Ms. Hudson served as President of PCNA. She previously served as Senior Vice President, Strategy and Marketing, for PCNA from 1997 to 2002. Ms. Hudson currently serves as a board member of Lowe's Companies, Inc. (NYSE: LOW), where she is a member of the compensation and organization committee and the governance committee, Allergan, Inc. (NYSE: AGN), where she is a member of the audit and finance committee and the organization and compensation committee, and Interpublic Group (NYSE: IPG), where she is a member of the audit committee and the corporate governance committee.

Qualifications: Ms. Hudson's qualifications to serve on the Board include her executive leadership and strategic experience as well as valuable expertise in consumer brand management and marketing in the food service industry. Additionally, she has broad corporate governance experience from her service on the board and board committees of other public companies.

M. Ann Rhoades has served as a director of the Company since March 2003. Ms. Rhoades is currently the President of People Ink, a human resources consulting firm she founded in 1999. Ms. Rhoades was the Executive Vice President of People for JetBlue Airways Corporation (NASDAQ: JBLU) from 1999 to April 2002. Prior to joining JetBlue, Ms. Rhoades was the Executive Vice President, Team Services & Public Relations of Promus Hotel Corporation/Doubletree Hotel Corporation. She also serves as a board member of JetBlue Airways Corporation where she is chairperson of the compensation committee. Ms. Rhoades previously served on the board of directors of Restoration Hardware, Inc. (NASDAQ: RSTO) from 2005 through 2009. Ms. Rhoades also serves on the board of directors of a private company.

Qualifications: Ms. Rhoades' qualifications to serve on the Board include her executive leadership experience in service-based industries and her experience in human resources, including her in-depth knowledge of corporate values, strategic decision making and customer service. Additionally, she has broad corporate governance experience from her service on the board and board committees of other public and private companies.

James G. Shennan, Jr. has served as a director of the Company since May 1997. He is General Partner Emeritus of Trinity Ventures, a venture capital firm, where he served as a general partner from 1989 through 2005. Mr. Shennan also serves on the board of directors of Starbucks Corporation (NASDAQ: SBUX) where he is chairperson of the nominating and corporate governance committee and a member of the compensation and management development committee.

Qualifications: Mr. Shennan's qualifications to serve on the Board include his extensive experience in finance, marketing and consumer products gained through his experience with Trinity Ventures, Addison Consultants and Procter & Gamble. Additionally, he has broad corporate governance and compensation knowledge from his service on the board and board committees of other public companies.

R. Michael Welborn joined the Company as Executive Vice President in May 2005 and was appointed President, Global Brand Development during 2009. He has served as a director of the Company since August 1996. Mr. Welborn was Executive Vice President for Bank One Corporation, a national bank, from January 1996 through July 2004. From September 1993 to December 1995, he served as Managing Director of The Venture West Group, a merchant bank. From May 1988 to September 1993, Mr. Welborn served as Chairman of Citibank of Arizona. Mr. Welborn also serves on the board of directors of a private company.

Qualifications: Mr. Welborn's qualifications to serve on the Board include his background in executive leadership, strategic planning, and evaluating and investing in new business opportunities with over 25 years of experience in financial service companies. Additionally, he has broad corporate governance knowledge from his service on the board of a private company.

Kenneth J. Wessels has served as a director of the Company since October 2000. Mr. Wessels was the Chief Executive Officer and Chairman of the Board of Strong Financial Corporation from December 2003 through December 2004, where he remains a member of the board of directors. Mr. Wessels was Chief Executive Officer of Dain Rauscher Wessels and a director of Dain Rauscher, Inc., from March 1998 to May 2000. Prior to joining Dain Rauscher, Mr. Wessels was Chief Executive Officer of Wessels, Arnold & Henderson, an investment banking firm which he founded in 1986.

Qualifications: Mr. Wessels' qualifications to serve on the Board include his broad experience in executive leadership and evaluating and developing companies with over 30 years of experience in investment banking. Additionally, he has broad corporate governance knowledge from his service on the board of a private company.

Vote Required and Board of Directors' Recommendation

The Board has nominated the following nine (9) individuals for election at the Annual Meeting of Stockholders to the Board of Directors: Kerrii B. Anderson, F. Lane Cardwell, Jr., Richard L. Federico, Lesley H. Howe, Dawn E. Hudson, M. Ann Rhoades, James G. Shennan, Jr., R. Michael Welborn and Kenneth J. Wessels. If elected, the nominees will serve as directors until the Company's 2013 Annual Meeting of Stockholders, and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as management may designate.

If a quorum is present and voting, each of the nine (9) nominees receiving a higher number of votes cast “for” such nominee than “against” such nominee will be elected. Abstentions and “broker non-votes” will have no effect on the outcome of the vote.

Under the Company's Bylaws, if an incumbent director is not elected, the director shall tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject such director's resignation. The Board of Directors will act on the Nominating and Corporate Governance Committee's recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the Board of Directors' decision with respect to his or her resignation.

If a director's resignation is accepted by the Board of Directors, then the Board of Directors may fill the resulting vacancy or may decrease the size of the Board of Directors as permitted by the Bylaws of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Corporate Governance Principles and Practices

Corporate Governance Principles and Practices are designed to ensure effective corporate governance of the Company. The Company's Corporate Governance Principles and Practices cover topics including, but not limited to, director qualification criteria, director responsibilities (including those of the Lead Independent Director), director compensation, director orientation and continuing education, director and executive stock ownership, communications from stockholders to the Board, and succession planning. The Company's Corporate Governance Principles and Practices are reviewed on an annual basis by the Nominating and Corporate Governance Committee and revised when appropriate. The full text of the Company's Corporate Governance Principles and Practices can be found under the Investors/Corporate Governance section of the Company's website at www.pfcb.com, by clicking the “Corporate Governance” link.

Business Ethics Policy

The Board adopted a Business Ethics Policy to ensure that the Company's business is conducted in a consistently legal and ethical manner. The Business Ethics Policy establishes policies pertaining to, among other things, employee conduct in the workplace, securities trading, confidentiality, conflicts of interest and fairness in business practices. All of the Company's employees, including the executive officers, as well as members of the Board, are required to comply with the Business Ethics Policy. The full text of the Business Ethics Policy can be found under the Investor Relations/Corporate Governance section of the Company's website at www.pfcb.com. Any waiver of the Business Ethics Policy for executive officers or directors must be approved by the Board. The Company will disclose future amendments to the Business Ethics Policy, or waivers required to be disclosed under applicable law from the Business Ethics Policy for the executive officers and directors, on the Company's website, www.pfcb.com, within four business days following the date of the amendment or waiver.

Director Independence

The Board assesses on a regular basis, and at least annually, the independence of the directors and, based on the recommendation of the Nominating and Corporate Governance Committee, makes a determination as to which directors are independent. The Board has determined that, other than Mr. Federico, Mr. Cardwell and Mr. Welborn, each of the existing members of the Board are independent directors under the listing rules of the Nasdaq Stock Market and the Company's Corporate Governance Principles and Practices. In addition, Mr. Cardwell was appointed to the Board in December 2010 and was an independent director until he was appointed President of P.F. Chang's China Bistro concept effective March 1, 2011.

Board Leadership Structure

Mr. Federico serves as Chief Executive Officer and Chairman of the Board. The Board has determined that combining the Chief Executive Officer and Chairman positions is the appropriate leadership structure for the Company at this time. The Board believes that combining the Chief Executive Officer and Chairman roles fosters clear accountability, effective decision-making and alignment of corporate strategy. The Board believes this leadership structure is particularly appropriate for the Company at this time given Mr. Federico's long history with the Company, his knowledge and experience with the Company's business and his ability to effectively identify strategic priorities for the Company. The Board also believes that the combined role of Chief Executive Officer and Chairman promotes effective execution of strategic goals and facilitates information flow between management and the Board. Nevertheless, the Board intends to carefully evaluate from time to time whether the Chief Executive Officer and Chairman positions should be combined based on what the Board believes is best for the Company and its stockholders.

The Board has determined that maintaining a board with a majority of independent directors, maintaining Board committees that are comprised entirely of independent directors, managing the function of the Board committees, and appointing a Lead Independent Director having the duties described below help maintain the Board's strong, independent oversight of management. In addition, the independent directors meet regularly in executive session without the presence of management. The Board has appointed Mr. Shennan as Lead Independent Director as a matter of good corporate governance and believes that the appointment of the Lead Independent Director provides for effective and independent oversight of management. The Lead Independent Director is selected annually by the independent directors and presides as Chairman of the Board during the executive sessions of independent directors that are held at each meeting. The Lead Independent Director also performs such other functions as the Board may direct, including advising on the selection of committee chairs and advising management on the agenda for Board meetings. The Lead Independent Director serves as liaison between the Chairman and the independent directors and has the authority to call meetings of the independent directors.

The Board believes that this current structure is in the best interest of the Company and will continue to provide an environment in which its independent directors are fully informed, have significant input into the content of Board meetings and are able to provide objective and thoughtful oversight of management.

Attendance at Board and Committee Meetings

During the fiscal year ended January 1, 2012, the Board held five (5) meetings. Each director serving on the Board in fiscal 2011 attended at least 75% of the meetings of the Board and the Committees on which he or she served.

Executive Sessions

Executive sessions of independent directors, chaired by the Lead Independent Director, are held in connection with each regularly scheduled Board meeting and at other times as necessary. The Board's policy is to hold executive sessions without the presence of management, the Chief Executive Officer and other non-independent directors. The committees of the Board also generally meet in executive session at the end of each committee meeting.

Oversight of Risk Management

The Board is actively involved in the oversight of risks that could affect the Company. The Board as a whole has responsibility for risk oversight of the Company's risk management policies and procedures, with reviews of certain areas being conducted by the relevant Board committee. The Board satisfies this responsibility through reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from management responsible for oversight of particular risks within the Company.

The Audit Committee oversees management of financial risks and meets with management on a quarterly basis regarding enterprise risk management. The reports on enterprise risk management that are made to the Audit Committee summarize management's assessment of risk exposures, including risks related to liquidity, credit, operations and regulatory compliance, among others, and the processes in place to monitor and control such exposures. The Compensation and Executive Development Committee is responsible for overseeing the management of risks related to the Company's executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.

Board Committees

The Board of Directors has three standing committees: the Audit Committee, the Compensation and Executive Development Committee and the Nominating and Corporate Governance Committee.

Audit Committee

The members of the Audit Committee are Mr. Howe (Chairperson), Ms. Anderson and Mr. Wessels. Ms. Hudson served on the Audit Committee until November 1, 2011. Each of the members of the Audit Committee satisfy the independence and experience requirements of the Nasdaq Stock Market and SEC as they apply to audit committee members. The Board of Directors has determined that all of the members are audit committee financial experts, as defined in the rules and regulations of the SEC. The Audit Committee held eight (8) meetings during the fiscal year ended January 1, 2012. The functions of the Audit Committee include: the retention of an independent registered public accounting firm, reviewing and approving the planned scope, proposed fee arrangements and results of the Company's annual audit, reviewing the adequacy of the Company's accounting and financial controls and reviewing the independence of the Company's independent registered public accounting firm. Additional information regarding the functions performed by the Audit Committee is set forth in the “REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS” included in this annual proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which is available under the Investors/Corporate Governance section of the Company's website at www.pfcb.com.

Compensation and Executive Development Committee

The members of the Compensation and Executive Development Committee (the “Committee”) are Ms. Rhoades (Chairperson), Ms. Hudson and Mr. Shennan. Mr. Cardwell served on the Committee until he was appointed as the President of P.F. Chang's China Bistro concept effective March 1, 2011. No replacement for Mr. Cardwell was appointed. Each of the members of the Committee is independent consistent with the Nasdaq Listing Standards and in accordance with the Corporate Governance Guidelines. In addition, the members of the Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the

Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. During the fiscal year ended January 1, 2012, the Committee held six (6) meetings. The Committee's function is to review and approve the salaries, annual incentive compensation and long-term incentive compensation for executive officers and key employees. For additional information concerning the Committee, see “COMPENSATION DISCUSSION AND ANALYSIS” and “COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE REPORT” included in this annual proxy statement. The Committee is governed by a written charter approved by the Board of Directors, a copy of which is available under the Investors/Corporate Governance section of the Company's website at www.pfcb.com.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee (the “Nominating Committee”) are Mr. Shennan (Chairperson), Ms. Anderson, Ms. Hudson and Mr. Wessels. Ms. Hudson joined the Nominating Committee November 1, 2011. Mr. Cardwell served on the Nominating Committee until he was appointed as the President of P.F. Chang's China Bistro concept effective March 1, 2011. Each of the members of the Nominating Committee is independent consistent with the Nasdaq Listing Standards and in accordance with the Corporate Governance Guidelines. During the fiscal year ended January 1, 2012, the Nominating Committee held five (5) meetings. The Nominating Committee's functions are to consider qualified candidates for appointment and nomination for election to the Board of Directors and make recommendations concerning such candidates, develop corporate governance principles for recommendation to the Board of Directors and oversee the regular evaluation of the Company's directors and management. The Nominating Committee is governed by a written charter approved by the Board of Directors, a copy of which is available under the Investors/Corporate Governance section of the Company's website at www.pfcb.com.

Director Nominations and Criteria

The Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board, and the qualifications of candidates in light of these needs. While the Board does not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, the Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. As set forth in the Corporate Governance Principles and Practices, these criteria generally include, among other things, the extent of the nominee's experience in business, trade, finance, accounting or management; the nominee's overall judgment to advise and direct the Company in meeting its responsibilities to stockholders, customers, employees and the public; and the nominee's ability to commit sufficient time and attention to the activities of the Board. The objective is to have a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In addition, the Nominating Committee will also consider the absence of any potential conflicts with the Company's interests. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

Internal Process for Identifying Candidates

The Nominating Committee has two primary methods for identifying candidates (other than those proposed by the Company's stockholders, as discussed below). First, on a periodic basis, the Nominating Committee solicits ideas for possible candidates from a number of sources - members of the Board; senior-level Company executives; individuals personally known to the members of the Board; and research, including database and internet searches.

Second, the Nominating Committee may from time to time use its authority under its charter to retain, at the Company's expense, one or more search firms to identify candidates (and to approve any such firms' fees and other retention terms). If the Nominating Committee retains one or more search firms, they may be asked to identify possible candidates who meet the minimum and desired qualifications expressed in the Corporate Governance Principles and Practices, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Nominating Committee and each candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the Nominating Committee.

For candidates nominated by stockholders, the process is divided into the general nomination right of all stockholders and nominations by “Qualified Stockholders” (as defined below).

General Nomination Right of All Stockholders

Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an Annual Meeting of Stockholders if the stockholder complies with the notice, information and consent provisions contained in the Company's bylaws. The Company's bylaws are available publicly under the Investors/Corporate Governance section of the Company's website at www.pfcb.com. The Nominating Committee will use the same evaluation criteria and process for director nominees recommended by stockholders as it uses for other director nominees.

Proposals by Qualified Stockholders

In addition to those candidates identified through its own internal processes, the Nominating Committee will evaluate candidates proposed by a single stockholder that has beneficially owned more than 2% of the Company's common stock for at least one year (and will hold the required number of shares through the annual stockholders meeting) (“Qualified Stockholder”) and that satisfies the notice, information and consent provisions in the Company's bylaws. Any candidate proposed by a Qualified Stockholder must be independent of the Qualified Stockholder in all respects (i.e., free of any material personal, professional, financial or business relationships from the nominating stockholder), as determined by the Nominating Committee or by applicable law. Any candidate submitted by a Qualified Stockholder must also meet the definition of an “independent director” under applicable listing rules of the Nasdaq Stock Market. All candidates (whether identified internally or by a Qualified Stockholder) who, after evaluation, are then recommended by the Nominating Committee and approved by the Board will be included in the Company's recommended slate of director nominees in its proxy statement.

The Company did not receive any director nominations from Qualified Stockholders for the Annual Meeting.

Evaluation of Candidates

The Nominating Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Nominating Committee's initial evaluation, a candidate continues to be of interest to the Nominating Committee, the Chair of the Nominating Committee will interview the candidate and communicate the Chair's evaluation to the other Nominating Committee members and the Chief Executive Officer. If the Chair's initial evaluation is favorable, the candidate will be interviewed by one or more of the other Nominating Committee members, other Board members, and members of senior management. If the results of these interviews are favorable, the Chair of the Nominating Committee will arrange to have appropriate reference and background checks conducted and the Chair will report the findings from such checks to the other Nominating Committee members. The Nominating Committee will then meet to consider and finalize its list of recommended candidates for the Board's consideration. Except as may be required by applicable law, rule or regulation, the Nominating Committee will have no obligation to discuss the outcome of the evaluation process, or the reasons for the Nominating Committee's recommendations, with any stockholder who made a proposal.

Timing of Identification and Evaluation Process

The Company's fiscal year ends each year on the Sunday closest to December 31. The Nominating Committee usually meets in December and February to consider, among other things, candidates to be recommended to the Board for inclusion in the Company's recommended slate of director nominees for the next Annual Meeting and the Company's proxy statement. The Board usually meets each February to vote on, among other things, the slate of director nominees to be submitted to and recommended for election by stockholders at the Annual Meeting, which is typically held in April of the same year.

Communications with Directors

Stockholders may communicate appropriately with any and all Company directors by sending written correspondence addressed as follows:

Corporate Secretary
P.F. Chang's China Bistro, Inc.
7676 East Pinnacle Peak Road
Scottsdale, Arizona 85255

The name or title of any specific recipient or group should be noted in the communication. Communications from stockholders are distributed by the Corporate Secretary to the Board or to the committee or director(s) to whom the communication is addressed; however, the Corporate Secretary will not distribute items that are unrelated to the duties and responsibilities of the Board, such as spam, junk mail and mass mailings, business solicitations and advertisements, and communications that advocate the Company's engaging in illegal activities or that, under community standards, contain offensive, scurrilous or abusive content.

Director Attendance at Annual Meetings

The Company believes that the Annual Meeting of Stockholders is a good opportunity for the stockholders to meet and, if appropriate, ask questions of the Board of Directors. It is also a good opportunity for the members of the Board of Directors to hear any feedback the stockholders may share with the Company at the meeting. All directors are strongly encouraged to attend the Company's Annual Meeting of Stockholders. All of the directors attended the 2011 Annual Meeting of Stockholders and are expected to attend the 2012 Annual Meeting of Stockholders.

Compensation and Executive Development Committee Interlocks and Insider Participation

During the last fiscal year, executive compensation was administered by the Committee which is comprised of three non-employee directors of the Company, Ms. Rhoades, Ms. Hudson and Mr. Shennan. Mr. Cardwell served on the Committee until he was appointed as the President of P.F. Chang's China Bistro concept effective March 1, 2011. None of the members of the Committee has been an officer or employee of the Company during his or her service on the Committee. None of the Company's executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on the Company's Board or the Committee.

PROPOSAL NUMBER TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 30, 2012. KPMG LLP has acted in such capacity since its appointment on June 16, 2006. A representative of KPMG LLP is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions. At the Annual Meeting, the stockholders are being asked to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal 2012. If the appointment of KPMG LLP as independent registered public accounting firm for fiscal 2012 is not ratified by stockholders, the Audit Committee will consider whether to retain KPMG LLP or hire another accounting firm to serve as the Company's independent registered public accounting firm. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Fees for Professional Services

The following table sets forth the aggregate fees billed to the Company for fiscal 2011 and fiscal 2010 by its independent registered public accounting firm, KPMG LLP:

	Fiscal 2011	Fiscal 2010
Audit Fees (1)	$630,000	$630,000
Tax Fees (2)	$49,500	$39,455
All Other Fees (3)	$—	$30,000

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company's consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that are provided by KPMG LLP in connection with regulatory filings or engagements.

(2)	Tax Fees consist of fees billed for professional services rendered for tax advice regarding federal, state and international tax compliance and consulting.

(3)	All Other Fees include fees for special projects provided by KPMG LLP as approved by the Audit Committee.

The Audit Committee has determined that all services performed by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the Company's independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this policy.

Vote Required and Board of Directors' Recommendation

If a quorum is present, a majority of the votes cast for this proposal, whether in person or represented by proxy, is required for approval of this proposal. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2012.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended January 1, 2012. The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company's financial reporting, internal controls and audit functions. The Audit Committee's charter describes in greater detail its full responsibilities and is available on the Company's website at www.pfcb.com. Each of the members of the Audit Committee is independent for the purposes of the rules and regulations adopted by the SEC and the Nasdaq Stock Market as they apply to audit committee members.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, the Company's independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Company's financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. KPMG LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

Management annually tests and evaluates the Company's system of internal controls over financial reporting. The Audit Committee is kept apprised of the progress of the evaluation and provides oversight and advice to management. In connection with this oversight, the Audit Committee receives periodic updates provided by management and KPMG LLP at each regularly scheduled Audit Committee meeting. At a minimum, these updates occur quarterly. The Audit Committee also holds regular private sessions with KPMG LLP to discuss its audit plan for the year, the financial statements and risks of fraud. At the conclusion of the process, management provides the Audit Committee with and the Audit Committee reviews a report on the effectiveness of the Company's internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2012 filed with the SEC, as well as KPMG LLP's Report of Independent Registered Public Accounting Firm included in the Company's Annual Report on Form 10-K related to its integrated audit of the Company's fiscal 2011 (i) consolidated financial statements and (ii) the effectiveness of the Company's internal control over financial reporting.

The Company has an Internal Audit Department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, as well as quarterly assessments of internal controls and risks of fraud. The Audit Committee also holds regular private sessions with the head of internal audit.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”, as adopted by the PCAOB in Rule 3200T, and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements.” In addition, KPMG LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with KPMG LLP the firm's independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and KPMG LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2011, for filing with the SEC.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by the Company's external auditor KPMG LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Fees for Professional Services” for more information regarding fees paid to KPMG LLP for services related to fiscal 2011 and fiscal 2010.

AUDIT COMMITTEE
Lesley H. Howe (Chairperson)
Kerrii B. Anderson
Kenneth J. Wessels

PROPOSAL NUMBER THREE
APPROVAL OF THE FIRST AMENDMENT TO THE P.F. CHANG'S CHINA BISTRO, INC. AMENDED & RESTATED 2006 EQUITY INCENTIVE PLAN
The Compensation Committee has implemented significant changes to the Company's executive compensation program for fiscal 2012. These changes are designed to better align the compensation program and the Company's strategy, with a focus on absolute growth as well as outperformance of the Company relative to its industry. The Compensation Committee believes that equity ownership by the Company's executive officers provides incentives to build stockholder value and aligns the interests of the executive officers with the stockholders.
The Board and the stockholders previously adopted and approved the Amended & Restated 2006 Equity Incentive Plan (the "Plan"), which expires upon the earlier of May 5, 2016 or the date on which all of the 1,750,000 shares reserved for issuance under the Plan have been issued. As of March 7, 2012, 1,422,150 shares have either been issued or are currently subject to outstanding awards, so only 327,850 shares remain available for issuance under the Plan (not including any shares that might in the future be returned to the Plan as a result of awards expiring, being forfeited or otherwise terminating).
The Board is asking the Company's stockholders to approve a Plan amendment (the “First Amendment”) for the following:

•	Increase the number of shares to be reserved and authorized for issuance under the Plan by 1,760,000 shares to 3,510,000 shares; and

•	Extend the term of the Plan for an additional ten years from the date the First Amendment is approved by the stockholders.

If this proposal is not approved by the Company's stockholders, the Company currently anticipates that all of the shares available for issuance under the Plan will be exhausted by the end of fiscal 2012. The First Amendment will become effective when approved by the Company's stockholders at the 2012 Annual Meeting of Stockholders.

Additionally, upon stockholder approval of the First Amendment, the Company's Amended and Restated 1998 Stock Option Plan (“1998 Plan”) and 1999 Nonstatutory Stock Option Plan (“1999 Plan”) will be amended such that no further awards may be granted under either of these two plans. As of March 7, 2012, 631,326 and 90,592 awards are available to be granted under the 1998 Plan and 1999 Plan, respectively.
Key Features of the 2006 Equity Incentive Plan
The Plan reflects the Company's commitment to strong corporate governance and the desire to preserve stockholder value as demonstrated by the following key features of the Plan:

•	An independent committee of the Board, the Compensation Committee, administers the plan;

•	1,750,000 shares are currently authorized for grant under the Plan, and the First Amendment would increase the share reserve by 1,760,000 shares to 3,510,000 shares;

•	Awards may not be granted later than 10 years from the original effective date of the Plan or, if the First Amendment is approved by stockholders, 10 years from the date of such approval;

•	Awards may be stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, deferred compensation awards and other stock-based awards;

•	Stock options and stock appreciation rights may not be repriced without stockholder approval;

•	Stock options and stock appreciation rights may not be granted below fair market value;

•	Awards other than stock options and stock appreciation rights will be charged against the Plan share reserve at the rate of two shares for each share actually granted;

•	Shares tendered in payment of a stock option, shares withheld for taxes and shares repurchased by the Company using stock option proceeds will not be available again for grant; and

•	The Plan reserve also will be reduced by the full amount of shares granted as stock appreciation rights, regardless of the number of shares upon which payment is made.

The Compensation Committee has full discretion to determine the number of awards to be granted to participants under the Plan, subject to an annual limitation on the total number of awards that may be granted to any employee.
Summary of the Plan
The following is a summary of the material terms of the Plan and the First Amendment. It is qualified in its entirety by the specific language of the Plan, a copy of which is available to any stockholder upon request, and the First Amendment, which is included as an appendix to this proxy statement.
General
The Plan provides for the grant of incentive and nonstatutory stock options as well as stock appreciation rights, restricted stock, restricted stock units, performance units and shares and other stock-based awards. Incentive stock options granted under the Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the Plan are not intended to qualify as incentive stock options under the Code.
Purpose
The purpose of the Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract and retain persons eligible to receive options under the Plan and by motivating such persons to contribute to the growth and profitability of the Company.
Administration
The Plan is administered by the Board and its designees. The Board has the power to construe and interpret the Plan and, subject to the provisions of the Plan, to determine the persons to whom and the dates on which awards will be granted, the number of shares to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration to be paid upon exercise of an award, and other terms of the award. The Board is authorized to delegate administration of the Plan to a committee of outside directors. The Board has delegated administration of the Plan to the Compensation Committee of the Board. As used herein with respect to the Plan, the “Board” refers to the Compensation Committee, as well as to the Board itself.
Stock Subject to the Plan
The share reserve under the Plan is currently 1,750,000 shares of the Company's common stock. The First Amendment would increase the number of shares to be reserved and authorized for issuance under the Plan by 1,760,000 shares to 3,510,000 shares. If awards granted under the Plan expire, are cancelled or otherwise terminate without being exercised, the shares of common stock subject to such expired, cancelled or terminated awards will then be available for grant under the Plan.
Shares subject to stock options and stock appreciation rights will be charged against the Plan share reserve on the basis of one (1) share for each one (1) share granted. Shares subject to all other types of awards will be charged against the Plan share reserve on the basis of two (2) shares for each one (1) share granted. Any shares returned to the reserve as described above will be returned on the same basis as they are charged.
Eligibility
Awards other than incentive stock options generally may be granted only to employees, directors and consultants of the Company, or certain related entities or designated affiliates. An incentive stock option can only be granted to a person who, on the effective date of grant, is an employee of the Company, a parent corporation or a subsidiary corporation. As of March 7, 2012, while approximately 26,000 employees would have been eligible for discretionary grants under the Plan, the Company presently intends that only approximately 750 key restaurant-level employees and corporate employees will receive such grants. The Company's nine directors also are eligible to receive awards under the Plan.
No incentive stock options may be granted under the Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company, or any of its parent or subsidiary corporations, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed 5 years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options granted under the Plan are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its parent and subsidiary corporations) may not exceed $100,000. In order to permit awards to qualify as “performance-based compensation” under Code Section 162(m), no employee may be granted awards under the Plan in excess of the following in each fiscal year of the Company:

•	Stock options and stock appreciation rights: No more than 500,000 shares.

•	Restricted stock and restricted stock unit awards having vesting based upon the attainment of performance goals and performance share awards: No more than 250,000 shares in the aggregate.

•	Performance unit awards: No more than $5,000,000 for each full fiscal year contained in the performance period of the award.

Options and Stock Appreciation Rights
The following is a description of the general terms of options and stock appreciation rights under the Plan. Individual grants may have terms that differ from those described below.
Exercise Price; Payment
The exercise price of incentive stock options under the Plan may not be less than the fair market value of the common stock subject to the option on the date of the option grant, and in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options and stock appreciation rights may not be less than the fair market value of the stock subject to the award on the date of the option grant. On March 7, 2012, the closing price of the Company's common stock as reported on the Nasdaq Stock Market was $39.89 per share. The exercise price of options granted under the Plan must be paid: (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership of shares of common stock of the Company owned by the optionee having a fair market value not less than the exercise price, (iii) in any other form of legal consideration acceptable to the Board, or (iv) any combination of the above.
No Repricing
The Plan does not permit the Company to lower the exercise price of options or stock appreciation rights or to exchange options or stock appreciation rights for awards with a lower exercise price without further stockholder approval.
Exercise
Options and stock appreciation rights granted under the Plan may become exercisable (“vest”) in cumulative increments as determined by the Board provided that the holder's employment by, or service as a director or consultant to the Company or certain related entities or designated affiliates (“service”) continues from the date of grant until the applicable vesting date. Shares covered by awards granted under the Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an award may be exercised.
Term
The maximum term of options and stock appreciation rights under the Plan is ten years, except that in certain cases (see “Eligibility” above), the maximum term is five years. The Plan provides for earlier termination of an award due to the holder's cessation of service.
Restrictions on Transfer
Incentive stock options granted under the Plan may not be transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the person to whom the option is granted only by such person. A nonstatutory stock option or stock appreciation right is not transferable in any manner other than (i) by will or by the laws of descent and distribution, (ii) by written designation of a beneficiary taking effect upon the death of the optionee, or (iii) by delivering written notice to the Company that the optionee will be gifting to certain family members or other specific entities controlled by or for the benefit of such family members, and such other transferees as the Board may approve.
Restricted Stock Units
The Board may grant restricted stock units under the Plan that represent a right to receive shares of the Company's common stock at a future date determined in accordance with the participant's award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant's services to the Company. The Board may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Unless otherwise provided by the Board, a participant will forfeit any restricted stock units which have not vested prior to the participant's termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Board may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.
Restricted Stock Awards
The Board may grant restricted stock awards under the Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to the Company. The Board determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of the Company's common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Board specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Board, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant's termination of service. Participants holding restricted stock will generally have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.
Performance Awards
The Board may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Board determines in writing and sets forth in a written agreement between the Company and the participant. To the extent compliance with Code Section 162(m) is desired, a committee comprised solely of “outside directors” under Code Section 162(m) shall act with respect to performance awards, and “Board” as used in this section shall mean the Compensation Committee. These awards may be designated as performance shares or performance units. Performance shares and performance units are obligations of the Company and generally have initial values equal to the fair market value determined on the grant date of a share of common stock and a value set by the Board, respectively. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or any combination thereof.
Prior to the beginning of the applicable performance period or such later date as permitted under Code Section 162(m), the Board will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each subsidiary corporation consolidated with the Company for financial reporting purposes, or such division or business unit of the Company as may be selected by the Board. The Board, in its discretion, may base performance goals on one or more of the following such measures: sales revenue; gross margin; operating margin; operating income; pre-tax profit; earnings before stock-based compensation expense, interest, taxes and depreciation and amortization; earnings before interest, taxes and depreciation and amortization; earnings before interest and taxes; net income; expenses; the market price of the Company's common stock; stock price; earnings per share; return on stockholder equity; return on capital, including but not limited to return on invested capital against a weighted average cost of capital; return on net assets; economic value added; market share; customer service; customer satisfaction; safety; total stockholder return; free cash flow; net operating income; operating cash flow; return on investment; employee satisfaction; employee retention; balance of cash, cash equivalents and marketable securities; product development; research and development expenses; completion of an identified special project; completion of a joint venture or other corporate transaction; or other measures as determined by the Board consistent with the Plan. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Board. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Board, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.
Following completion of the applicable performance period, the Board will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Board retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Code Section 162(m). However, no such reduction may increase the amount paid to any other participant. The Board may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant's individual job performance or other factors determined by the Board. In its discretion, the Board may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on the Company's common stock. The Board may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the Board may provide for the payment of dividend equivalents or interest during the deferral period.
Unless otherwise provided by the Board, if a participant's service terminates due to the participant's death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant's service during the performance period. If a participant's service terminates prior to completion of the applicable performance period for any other reason, the Plan provides that, unless otherwise determined by the Board, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.
Deferred Compensation Awards
The Plan authorizes the Board to establish a deferred compensation award program. If and when implemented, participants designated by the Board who are officers, directors or members of a select group of highly compensated employees may elect to receive, in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the exercise or settlement of stock options, stock appreciation rights or performance share or performance unit awards, an award of deferred stock units. Each such stock unit represents a right to receive one share of the Company's common stock at a future date determined in accordance with the participant's award agreement. Deferred stock units are fully vested upon grant and will be settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award as soon as practicable following the earlier of the date on which the participant's service terminates or a settlement date elected by the participant at the time of his or her election to receive the deferred stock unit award. Participants are not required to pay any additional consideration in connection with the settlement of deferred stock units. A holder of deferred stock units has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the stock units. However, participants holding deferred stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents will be credited in the form of additional whole and fractional stock units determined in accordance with a method specified by the Board in the participant's award agreement. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.
Other Stock-Based Awards
The Plan permits the Board to grant other awards based on the Company's stock or on dividends on the Company's stock.
Effect of Certain Corporate Events
In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments will be made in the number and class of shares subject to the Plan and to any outstanding awards, in the Code Section 162(m) per-employee grant limit (see “Federal Income Tax Information - Potential Limitation on Company Deductions,” below), and in the exercise price per share of any outstanding awards. Any fractional share resulting from an adjustment will be rounded down to the nearest whole number, and at no time will the exercise price of any option or stock appreciation right be decreased to an amount less than par value of the stock subject to the award.
If a change in control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the Company's rights and obligations under the outstanding awards or substitute substantially equivalent awards for such corporation's stock. Awards that are not assumed, replaced or exercised prior to the change in control will terminate. The

Board may grant awards that will accelerate in connection with a change in control. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.
Duration, Amendment and Termination
The Board may amend or terminate the Plan at any time. If not earlier terminated, the Plan will expire on May 5, 2016 without the First Amendment. The First Amendment would extend the term of the Plan for an additional ten years from the date the First Amendment is approved by the stockholders.
The Board may also amend the Plan at any time or from time to time. However, no amendment authorized by the Board will be effective unless approved by the stockholders of the Company if the amendment would: (i) increase the number of shares reserved for options under the Plan; (ii) change the class of persons eligible to receive incentive stock options; or (iii) modify the Plan in any other way if such modification requires stockholder approval under applicable law, regulation or rule.
Specific Grants
Awards under the Plan are discretionary. Accordingly, it is not possible to determine the number of awards that may be granted under the Plan to specific individuals in the future. The following table sets forth the number of options, restricted stock and restricted stock units granted to the individuals and groups listed below since the Plan's inception in 2006. The table only includes award types that impact the shares available to be granted under the Plan.

Name and Position	Number of Options Granted (1)	Number of Restricted Stock Awards Granted (2)	Number of Restricted Stock Units Granted (3)
Richard L. Federico	—	44,823	—
Chairman of the Board of Directors and Co-Chief Executive Officer

Robert T. Vivian	—	35,000	—
Co-Chief Executive Officer

R. Michael Welborn	89,035	18,929	—
Director, Executive Vice President and President, Global Brand Development

Mark D. Mumford	119,243	16,832	—
Chief Financial Officer

Kevin C. Moylan	15,000	10,332	—
President of Pei Wei Asian Diner

F. Lane Cardwell, Jr.	17,538	—	4,858
Director, President of P.F. Chang's China Bistro

All current executive officers as a group (6 people)	240,816	125,916	4,858

All current directors who are not executive officers as a group (6 people)	59,207	—	44,194

All employees, including all current officers who are not executive officers, as a group	192,743	441,906	—

(1) Options granted to the executive officers and employees vest over a five- year period. One-fifth (1/5) of the option award vests on the first anniversary of the grant date. The remainder of the option award vests in monthly increments over the subsequent four-year period. Options granted to the directors vest over the service period of one year following the date of grant. 34,224 options have been canceled since the Plan's inception in 2006.

(2) Restricted stock awards cliff vest three years from the date of grant. 142,965 restricted stock awards have been forfeited since the Plan's inception in 2006.

(3) Restricted stock units vest over the service period of one year following the grant date. 1,955 restricted stock unit awards have been forfeited since the Plan's inception in 2006.

Federal Income Tax Information

Incentive Stock Options
An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option. Optionees who do not dispose of their shares for two years following the date the incentive stock option was granted or within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies both such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares either within two years after the date of grant or within one year from the date of exercise (referred to as a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.
Nonstatutory Stock Options and Stock Appreciation Rights
Nonstatutory stock options and stock appreciation rights have no special tax status. A holder of these awards generally does not recognize taxable income as the result of the grant of such award. Upon exercise of a nonstatutory stock option or stock appreciation right, the holder normally recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the exercise date. If the holder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option or stock appreciation right, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the holding period of the shares is more than 12 months. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option or stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or stock appreciation right or the sale of the stock acquired pursuant to such grant.
Restricted Stock
A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Code Section 83(b), to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
Performance and Restricted Stock Unit Awards
A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
Deferred Compensation Awards
A participant generally will recognize no income upon the receipt of deferred compensation awards. Upon the settlement of the awards, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of the shares received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date they are transferred to the participant, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code. Deferred compensation awards, when granted, would generally be subject to the requirements of Code Section 409A, which would impose certain restrictions on the timing and form of payment of deferred compensation.
Potential Limitation on Company Deductions
Code Section 162(m) denies a deduction to the Company for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with applicable regulations issued under Code Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation, provided that: (i) the option plan contains a per-employee limitation on the number of shares for which options or stock appreciation rights may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii) the option is granted by a compensation committee comprised solely of “outside directors” (as defined in Code Section 162(m)) and (iv) the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.
For the aforementioned reasons, the Plan provides for an annual per-employee limitation as required under Code Section 162(m) and the Compensation Committee is comprised solely of outside directors. Accordingly, options or stock appreciation rights granted by the Compensation Committee should qualify as performance-based compensation, and the other awards subject to performance goals may qualify.
Other Tax Consequences
The foregoing discussion is intended to be a general summary only of the federal income tax aspects of awards granted under the Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.
Vote Required and Board of Directors' Recommendation
Approval of this proposal would require the affirmative vote of a majority of the votes cast on the proposal at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of the stock having voting power present in person or represented by proxy. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE FIRST AMENDMENT TO THE P.F. CHANG'S CHINA BISTRO, INC. AMENDED & RESTATED 2006 EQUITY INCENTIVE PLAN.

PROPOSAL NUMBER FOUR

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is providing stockholders with the opportunity to cast an advisory vote on the compensation of the Company's named executive officers as disclosed in this proxy statement for the fiscal year ended January 1, 2012. This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to endorse or to not endorse the executive compensation programs and policies and the compensation paid to the Company's named executive officers in the prior fiscal year.

The Board has a structured process to oversee the compensation program for the Company's named executive officers. The total compensation received by the named executive officers will vary based on individual and corporate performance measured against annual and long-term performance goals approved by the Board. Executive compensation is comprised of a mix of base salary, annual cash incentive compensation, and long-term incentive awards.

The goals of the Company's executive compensation program are to:

•
Offer competitive compensation. Executive compensation is determined relative to job scope and responsibilities, past and current contributions, compensation for similar positions at peer group companies and individual factors such as unique skills, demand in the labor market and long-term development and succession plans.

•
Align executive compensation with stockholders' interests. Executive compensation is based upon the Company's performance and is designed to create solid alignment with stockholders' interests by providing an enhanced focus on long-term stockholder value creation.

•
Optimize performance without encouraging unreasonable risks. Executive compensation is designed to reward for performance without encouraging behavior which would be reasonably likely to result in a material adverse effect on the company.

Stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement for a more detailed discussion of how the compensation programs reflect the Company's objectives. The Compensation and Executive Development Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” section are effective in achieving the Company's objectives and long-term goals.

Board of Directors' Recommendation

The Board believes the Company's executive compensation programs use appropriate structures and sound pay practices that are effective in achieving the Company's core objectives and goals. Accordingly, the Board of Directors recommends that you vote in favor of this proposal.

Stockholders will be asked at the annual meeting to approve the following resolution pursuant to this Proposal Number Four:

"RESOLVED, that the compensation of the Company's named executive officers, as disclosed in the Company's definitive proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion, is hereby approved."

If a quorum is present, a majority of the votes cast for this proposal, whether in person or represented by proxy, is required for approval of this proposal. Abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board values the opinions that the Company's stockholders express and will take into account the outcome of the vote when considering the executive compensation programs of the Company's named executive officers in the future.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED JANAURY 1, 2012.

PROPOSAL NUMBER FIVE

ADJOURNMENT OF THE MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES

We may ask our stockholders to vote on a proposal to adjourn the annual meeting to another place, date or time if the Board determines that an adjournment of the meeting is appropriate for the purpose of soliciting additional proxies in favor of any proposal being submitted by the Company at the meeting.

Vote Required and Board of Directors' Recommendation

Under the Company's Bylaws, any meeting of stockholders, whether or not a quorum is present or has been established, may be adjourned to another place, date or time by the chairman of the meeting or by the affirmative vote of the holders of a majority of the shares of stock present, in person or by proxy, at the meeting. Abstentions and “broker non-votes” will have no effect on the outcome of the vote to adjourn the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADJOURNMENT OF THE MEETING, IF NECESSARY TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE COMPANY'S PROPOSALS IN THIS PROXY STATEMENT.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 7, 2012, with respect to the beneficial ownership of the Company's common stock by:

•	all persons known to be the beneficial owners of more than 5% of the Company's outstanding common stock;

•	each of the Company's directors and director-nominees;

•	each of the named executive officers; and

•	all of the Company's executive officers and directors as a group.

	Shares Owned(1)
Name and Address of Beneficial Owner(2)	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding(3)
Morgan Stanley (4)	2,300,983	10.8%
1585 Broadway
New York, NY 10036

Kornitzer Capital Management, Inc. (5)	2,187,975	10.3%
5420 West 61st Place
Shawnee Mission, KS 66205

BlackRock, Inc. (6)	1,573,302	7.4%
40 East 52nd Street
New York, NY 10022

Capital Research Global Investors (7)	1,200,000	5.7%
333 South Hope Street
Los Angeles, CA 90071

The Vanguard Group, Inc. (8)	1,187,189	5.6%
100 Vanguard Boulevard
Malvern, PA 19355

Richard L. Federico (9)	335,431	1.6%

R. Michael Welborn (10)	243,277	1.1%

James G. Shennan, Jr. (11)	148,495	*

Robert T. Vivian	141,663	*

Kenneth J. Wessels (12)	95,126	*

M. Ann Rhoades (13)	88,905	*

Lesley H. Howe (14)	72,744	*

Mark D. Mumford (15)	40,084	*

Kevin C. Moylan (16)	26,933	*

Kerrii B. Anderson	9,381	*

F. Lane Cardwell, Jr.	7,058	*

Dawn E. Hudson	5,999	*

Executive Officers and Directors as a group (11 persons) (17)	1,073,433	4.9%

* Less than 1%

(1)
The Company determined the number of shares of common stock beneficially owned by each person under rules promulgated by the SEC, based on information obtained from questionnaires, company records and filings with the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days. Except as otherwise noted, options granted under the P.F. Chang's China Bistro, Inc., Second Amended and Restated 1998 Stock Option Plan and the Amended and Restated 2006 Equity Incentive Plan are immediately exercisable, subject to the Company's right to repurchase unvested shares upon termination of employment at a price equal to the option exercise price.

(2)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address for each person or entity named above is c/o P.F. Chang's China Bistro, Inc., 7676 E. Pinnacle Peak Road, Scottsdale, AZ 85255.

(3)
See Note 1. Calculated on the basis of 21,213,252 shares of common stock outstanding as of March 7, 2012, plus any additional shares of common stock that a stockholder has a right to acquire within 60 days of March 7, 2012.

(4)
Based solely on a Schedule 13G/A filed jointly by Morgan Stanley and Morgan Stanley Investment Management, Inc., with the SEC on February 8, 2012. Morgan Stanley and Morgan Stanley Investment Management, Inc., have sole voting power with respect to 2,193,655 shares and sole dispositive power with respect to 2,300,983 shares.

(5)
Based solely on a Schedule 13G/A filed by Kornitzer Capital Management, Inc. with the SEC on January 20, 2012. Kornitzer Capital Management, Inc. has sole voting power with respect to 2,187,975 shares and sole dispositive power with respect to 2,135,175 shares.

(6)	Based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 10, 2012. BlackRock, Inc. has sole voting and dispositive power with respect to 1,573,302 shares.

(7)
Based solely on a Schedule 13G/A filed by Capital Research Global Investors with the SEC on February 9, 2012. Capital Research Global Investors has sole voting and dispositive power with respect to 1,200,000 shares.

(8)
Based solely on a Schedule 13G/A filed by the Vanguard Group, Inc. with the SEC on February 9, 2012. The Vanguard Group, Inc. has sole voting power with respect to 30,143 shares and sole dispositive power with respect to 1,157,046 shares.

(9)	Includes 214,000 shares subject to options which are exercisable within 60 days of March 7, 2012. All of these shares are vested and thus are not subject to repurchase by the Company.

(10)
Includes 219,035 shares subject to options which are exercisable within 60 days of March 7, 2012. 216,958 of these shares would be vested within 60 days after March 7, 2012, and thus would not be subject to repurchase by the Company.

(11)	Represents 80,935 shares subject to options which are exercisable within 60 days of March 7, 2012. All of these shares are vested and thus are not subject to repurchase by the Company.

(12)	Represents 76,590 shares subject to options which are exercisable within 60 days of March 7, 2012. All of these shares are vested and thus are not subject to repurchase by the Company.

(13)	Represents 76,590 shares subject to options which are exercisable within 60 days of March 7, 2012. All of these shares are vested and thus are not subject to repurchase by the Company.

(14)	Represents 60,324 shares subject to options which are exercisable within 60 days of March 7, 2012. All of these shares are vested and thus are not subject to repurchase by the Company.

(15)
Includes 25,382 shares subject to options which are exercisable within 60 days of March 7, 2012. 23,564 of these shares would be vested within 60 days after March 7, 2012, and thus would not be subject to repurchase by the Company.

(16)
Includes 20,894 shares subject to options which are exercisable within 60 days of March 7, 2012. 20,699 of these shares would be vested within 60 days after March 7, 2012, and thus would not be subject to repurchase by the Company.

(17)	See notes 9-16. Includes 769,660 shares subject to options which are exercisable within 60 days of March 7, 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This compensation discussion and analysis describes the material elements of the Company's executive compensation program for fiscal 2011. For fiscal 2011, the Company's named executive officers (''NEOs'') were:

Name	Position with the Company	Age
Richard L. Federico	Chairman of the Board of Directors and Co-Chief Executive Officer	57
Robert T. Vivian*	Co-Chief Executive Officer	53
R. Michael Welborn	Director, Executive Vice President and President, Global Brand Development	60
Mark D. Mumford	Chief Financial Officer	50
Kevin C. Moylan	President of Pei Wei Asian Diner	53
F. Lane Cardwell, Jr.	Director, President of P.F. Chang's China Bistro	59

Richard L. Federico is being considered for re-election to the position of director of the Company. See “Directors” for a discussion of Mr. Federico's business experience.

Robert T. Vivian served as a director of the Company from January 2009, when he was appointed Co-Chief Executive Officer, through April 2011. He served as Co-Chief Executive Officer of the Company from January 2009 through December 2011, and he served as President of the Company from December 2000 through January 2009. Prior to December 2000, Mr. Vivian served as Chief Financial Officer since joining the Company in 1996. From January 1991 to April 1996, Mr. Vivian served in a variety of positions at Brinker International, Inc., (NYSE:EAT) the most recent of which was Vice President of Investor Relations.

R. Michael Welborn is being considered for re-election to the position of director of the Company. See “Directors” for a discussion of Mr. Welborn's business experience.

Mark D. Mumford has served as Chief Financial Officer of the Company since March 2006. Prior to joining the Company, Mr. Mumford served as Chief Accounting Officer and Vice President Finance for PetSmart, Inc. where he led all facets of accounting, finance and reporting, and was involved in investor relations. Mr. Mumford's background includes 25 years of extensive financial and operational experience in the restaurant, retail and high technology industries.

Kevin C. Moylan was appointed President of the Pei Wei Asian Diner concept in January 2011 after serving as Chief Operating Officer for the Pei Wei concept operations since 2007. Mr. Moylan was appointed an executive officer of the Company in February 2010. Prior to 2007, Mr. Moylan served as a Pei Wei Regional Vice President since joining the Company in 2001. Mr. Moylan has over 25 years of experience in restaurant operations leadership. Prior to joining the Company, he served as President and CEO of Champps Americana Inc. Mr. Moylan has also worked with several other restaurant companies including TGI Friday's and Peasant Restaurants.

F. Lane Cardwell, Jr. is being considered for re-election to the position of director of the Company. See “Directors” for a discussion of Mr. Cardwell's business experience.

Departure of Executive Officer*

As previously announced, Robert T. Vivian, Co-Chief Executive Officer, retired from the Company on January 1, 2012. Mr. Vivian's duties were assumed by Richard L. Federico, Co-Chief Executive Officer, and Mark D. Mumford, Chief Financial Officer, over the course of fiscal 2011.

Appointment of Executive Officer

In February 2011, the Company announced the appointment of director, F. Lane Cardwell, Jr., as President of P.F. Chang's China Bistro concept effective March 1, 2011. Mr. Cardwell had served on the Board as a non-employee director since December 2010. Upon becoming an employee director on March 1, 2011, he resigned from the Compensation and Executive Development Committee (the "Committee") and the Nominating and Corporate Governance Committee. After the announcement of his appointment as the President of P.F. Chang's China Bistro concept, Mr. Cardwell did not participate in any decisions related to executive compensation.

In January 2012, upon Mr. Vivian's retirement from the Company as Co-Chief Executive Officer, Mr. Federico, Co-Chief Executive Officer, was appointed Chief Executive Officer.

Executive Summary

The Company's executive compensation program plays a significant role in attracting, motivating and retaining executives of the caliber necessary to support the Company's growth and success.

The goals of the Company's executive compensation program are to:

•
Offer competitive compensation. Executive compensation is determined relative to job scope and responsibilities, past and current contributions, compensation for similar positions at peer group companies and individual factors such as unique skills, demand in the labor market and long-term development and succession plans.

•
Align executive compensation with stockholders' interests. Executive compensation is based upon the Company's performance and is designed to create solid alignment with stockholders' interests by providing an enhanced focus on long-term stockholder value creation.

•
Optimize performance without encouraging unreasonable risks. Executive compensation is designed to motivate and reward for performance without encouraging behavior which would be reasonably likely to result in a material adverse effect on the Company.

The Company's core compensation program consists of base salary, annual incentives, and long-term incentives. Annual and long-term incentives, which measure performance across multiple measures relative to internal goals and relative to peers, comprise a substantial portion of the total compensation provided to executive officers. Annual and long-term incentives may include the following:

•
An annual incentive plan that links payout to a formula based on the Company's Return on Invested Capital ("ROIC") performance. See 2011 Annual Incentive Targets section below for the definition. ROIC has been the primary measure for annual incentives since fiscal 2009 as ROIC focuses on improved profitability.

•
Concept Presidents Performance Award Plan which links a cash payout to the revenue or earnings performance of the president's respective concept as well as the performance of the Company's stock price. Performance is measured annually, but payments are made over three years.

•	Cash-settled restricted stock-based awards, in the form of restricted cash units, that vest after three years with a value based on the Company's share price on the settlement date.

•
Performance unit awards for the Co-Chief Executive Officers that were granted in fiscal 2009 with no additional long-term incentive awards granted in fiscal 2011 and fiscal 2010. The value of the performance units was based on the performance of the Company's stock in comparison to the performance of the Russell 2000 index over an approximate three year performance period which ended on January 1, 2012.

In addition to the core compensation program, the Company provides or has implemented the following:

•
Benefit programs that are competitive within the Company's defined talent market, provide participant flexibility and are cost-effective to the Company, but are also generally available to all of the Company's full-time employees and many part-time employees.

•	Executive stock ownership guidelines, requiring a minimum level of stock ownership equal to a multiple of base salary.

•
The executive employment agreements contain a double trigger change in control provision, in which executive termination benefits require both a change in control and a termination without cause or a resignation for good reason.

•	Limited use of perquisites.

Overview of Fiscal 2011 Company Performance

During fiscal 2011, the Company experienced declines in guest traffic at both its Bistro and Pei Wei restaurants, which were partially offset by the benefit of a two to three percent menu price increase. Comparable store sales decreased 2.1% at both the Bistro and Pei Wei company-owned restaurants during fiscal 2011. The Company also experienced higher costs at both Bistro and Pei Wei restaurants in labor, operating and costs of sales. Additionally, the Company recognized asset impairment charges of $10.5 million related to three Bistro restaurants that continue to operate and three Pei Wei restaurants that closed during the fourth quarter of fiscal 2011. The table below summarizes the Company's results for fiscal 2011 and fiscal 2010 (dollars in thousands, except per share amounts):

	2011	2010	Change	% Change
Total revenues	$1,238,755	$1,242,799	$(4,044)	(0.3)%
Income from continuing operations, net of tax	$30,140	$46,562	$(16,422)	(35.3)%
Net income(1)	$30,077	$46,608	$(16,531)	(35.5)%

Income from continuing operations, net of tax, per diluted share	$1.36	$2.01	$(0.65)	(32.3)%
Net income per diluted share	$1.36	$2.02	$(0.66)	(32.7)%

(1) Net income refers to net income attributable to PFCB common stockholders.

During fiscal 2011, the Company focused on enhancements to the price-value proposition at the Bistro and Pei Wei restaurants. As it relates to the Bistro, the Company introduced a specific lunch menu in a few markets with full rollout in early fiscal 2012, along with continued investments in both labor and technology. In fiscal 2012, the Bistro will test broader marketing initiatives to support the Bistro brand. As it relates to Pei Wei, the Company introduced new small plates and a lower-priced complete meal offering called Diner Selects and plans for a new Pei Wei format called Pei Wei Asian Market. These initiatives are designed to generate sustainable sales momentum and deliver strong long-term growth. The Company expects to see results of its initiatives beginning in fiscal 2012.

Overview of 2011 Compensation Outcomes

The Company's fiscal 2011 financial performance was a key factor in the compensation decisions and outcomes for the Company's executives in 2011. More specifically:

•
The Committee approved modest increases to base salaries for fiscal 2011, a 3.0% increase for Mr. Welborn and a 4.7% increase for Mr. Mumford. No increase was made to Mr. Federico's salary during fiscal 2011, upon his request. Mr. Moylan's base salary was increased to $300,000 in conjunction with his promotion to President of the Pei Wei Asian Diner concept, and Mr. Vivian's salary was decreased to reflect the reduction in his responsibilities in connection with his retirement from the Company at the end of fiscal 2011.

•
The annual incentive payouts to the executive officers decreased in fiscal 2011 due to a decline in the Company's Performance Multiplier, see 2011 Annual Incentive Targets section further below for the definition, from 98% in fiscal 2010 to 53% in fiscal 2011, which represented a 35% to 45% decrease in the annual incentive payouts to the executive officers in fiscal 2011 compared to fiscal 2010. The decrease in the Performance Multiplier is directly attributable to the decline in the Company's financial results.

•
The performance of the Concept Presidents Performance Award Plan was well below target funding levels for 2011 (one-third of which is paid in 2012). There will be no payments made to Mr. Cardwell and Mr. Moylan for fiscal 2011 as the target levels were not achieved. Mr. Welborn's payment for fiscal 2011 of $39,608 was funded based on 71% of target.

•
The Co-Chief Executive Officers' performance units vested on January 1, 2012. The calculated cash value per performance unit was $0.29. The cash settlement value for each Co-Chief Executive Officer was $174,000, which represented 9% of the grant date fair value of the award in fiscal 2009 of $1,926,000. The performance period of the performance unit awards was fiscal 2009 through fiscal 2011.

•
The executive officers, excluding the Co-Chief Executive Officers, were granted cash-settled restricted cash units (“RCUs”) in July 2011 that had an initial grant date fair value per unit of $42.78 and cliff vest three years after date of grant. As of January 1, 2012, the fair value per unit of the RCUs was $37.79, which represented a 12% decline from the grant date fair value.

Overview of 2012 Compensation Program Changes

The Company has implemented significant changes to its executive compensation program for fiscal 2012. These changes are designed to better align the compensation program with the Company's strategy with a focus on absolute growth as well as outperformance of the Company relative to its industry. Specific components include:

•
The annual incentive plan will link performance to a formula based on targeted revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA") growth, rather than return on invested capital ("ROIC") performance. The shift in performance measures aligns with the Company's objective of improved top line growth and operating results.

•	The Concept President Performance Award Plan will remain as currently designed.

•
The long-term incentive plan will include a mix of performance-based share awards, stock options, RCUs and restricted stock units ("RSUs"). All executive officers will participate, including the Chief Executive Officer. The Company believes this mix of vehicles and design will provide a more balanced and performance-based approach.

•
Performance-based share awards will cliff vest at the end of a three-year performance period. The actual number of shares awarded will be based on the Company's total shareholder return (TSR) relative to that of industry peers over the three-year period.

•
Stock options will cliff vest three years from date of grant with a seven-year exercise term. The value of the stock options to the executive officers will have a direct link to increases in the Company's stock price.

•
RSUs and RCUs will remain as currently designed with vesting and payout after three years. Both of these types of awards have a direct link to stockholder return. RCUs do not have a dilutive impact on the Company's shares outstanding. RSUs may be issued in lieu of RCUs for certain employees to promote stock ownership.

Compensation and Executive Development Committee Composition and Charter

The Committee assists the Board in fulfilling its responsibilities for determining the compensation provided to the Company's executive officers. The Committee's charter is to:

•	Set compensation philosophy and determine executive compensation;

•	Ensure that all components of executive compensation are consistent with the Company’s compensation philosophy; and

•	Work with management to devise and execute an executive development plan and succession planning and practices for the Company.

The Committee is comprised of three non-employee directors of the Company, Ms. Rhoades, Ms. Hudson and Mr. Shennan. As discussed above, Mr. Cardwell's service as a member of the Committee terminated effective March 1, 2011, and he did not participate in any executive compensation decisions made by the Committee after his appointment as President of P.F. Chang's China Bistro concept. No replacement for Mr. Cardwell was appointed. Each member of the Committee meets the independence requirements specified by NASDAQ, applicable SEC rules and Section 162(m) of the Code, as determined annually by the Board. The Committee held six (6) formal meetings during fiscal 2011. The Chair of the Committee reports the Committee's actions and recommendations to the full Board following each Committee meeting. Each Board meeting also includes an executive session among only the independent directors in which executive compensation, executive development and succession planning matters are discussed as appropriate. The Committee's complete charter is available under the Investors/Corporate Governance section of the Company's website at www.pfcb.com.

Compensation Consultants

The Committee has the authority to retain and terminate independent, third-party compensation consultants and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. In accordance with the authority granted under its charter, the Committee directly engaged Semler Brossy Consulting Group LLC (“Semler Brossy”) as an independent outside compensation consultant to advise the Committee from time to time regarding matters related to executive compensation with services including, but not limited to, competitiveness of executive compensation, compensation program design and peer group analysis. The work of Semler Brossy has raised no conflict of interest.

During fiscal 2011, the Committee engaged Semler Brossy to provide general support for the Committee as well as a significant effort toward the redesign of all the Company's executive compensation programs, including the Concept Presidents Performance Award Plan and the short-term and long-term incentive plans. These services entailed extensive analysis of appropriate peer inclusion as well as applicability of various performance measures and respective weighting to derive plans that are better aligned with the Company's focus on top line growth and improved operating results.

Role of Executive Officers in Compensation Decisions

The Committee makes all decisions regarding the compensation of executive officers, including annual and long-term incentive compensation programs. The Committee and the Chief Executive Officer (Mr. Federico) annually review the performance of the other executive officers. The Chairman of the Committee and the Chairman of the Nominating Committee annually review the performance of the Chief Executive Officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee, which can exercise its discretion in modifying any recommended adjustments or awards.

Compensation Objectives

The objectives of the Company's executive officer compensation policies are to:

•
Offer competitive compensation. Executive compensation is determined relative to job scope and responsibilities, past and current contributions, compensation for similar positions at peer group companies and individual factors such as unique skills, demand in the labor market and long-term development and succession plans.

•
Align executive compensation with stockholders' interests. Executive compensation is based upon the Company's performance and is designed to create solid alignment with stockholders' interests by providing an enhanced focus on long-term stockholder value creation.

•
Optimize performance without encouraging unreasonable risks. Executive compensation is designed to motivate and reward for performance without encouraging behavior which would be reasonably likely to result in a material adverse effect on the company.

These objectives guide the design and administration of compensation and benefit programs for the Company's officers, other executives, and the general workforce. The Committee has continued to employ the following key strategies in support of the compensation objectives:

•
Use total annual cash compensation (base salary and annual incentive compensation) to appropriately recognize each individual officer's scope of responsibility, role in the organization, experience and contributions.

•
Use long-term incentives to align employee and stockholder interests, as well as to attract, motivate and retain employees and enable them to share in the long-term growth and success of the Company. Such incentives may take the form of non-qualified stock options, stock appreciation rights, restricted stock or cash units, restricted stock awards, performance units, performance awards and participation in a tax-qualified employee stock purchase plan.

•
Provide benefit programs that are competitive within the Company's defined talent market, provide participant flexibility and are cost-effective to the Company, but are also generally available to all of the Company's full-time employees.

The Committee refers to market data as part of its due diligence in determining salary and target award amounts, which include reviewing compensation surveys, peer group companies noted below in this report and other data to enable the Committee to compare the Company's compensation levels with those of other companies with which it competes for talent and stockholder investment. During fiscal 2011, the Committee oversaw management's risk assessment of the Company's compensation programs and concluded that the structure and operation of the programs did not pose a material risk to the Company.

Determining Executive Compensation

The Company has structured its executive compensation program to motivate and reward executives for achieving the business goals of the Company. The Committee determines relevant market data and alternatives to consider when making compensation decisions regarding the executive officers.

The Committee compares compensation levels and mix against a peer group of public companies. The peer group consists of public companies that are comparable to the Company when evaluating business characteristics, operating results and the potential pool of executive talent. The companies in the peer group are reviewed periodically and changes are made as appropriate. The peer group companies for fiscal 2011 are casual dining restaurants as follows:

BJ's Restaurants	Bob Evans	Brinker International
Buffalo Wild Wings	California Pizza Kitchen	CEC Entertainment
Cheesecake Factory	Chipotle	Cracker Barrel
DineEquity	Panera Bread	Red Robin
Ruby Tuesday	Texas Roadhouse

In October 2011, the Committee approved an update to the peer group for fiscal 2012. Fiscal 2011's peer group was adjusted to remove a company that was acquired and a company that had a high concentration of franchised restaurants. The peer group companies for fiscal 2012 are:

BJ's Restaurants	Bob Evans	Brinker International
Buffalo Wild Wings	CEC Entertainment	Cheesecake Factory
Chipotle	Cracker Barrel	Panera Bread
Red Robin	Ruby Tuesday	Texas Roadhouse

In order to align executive compensation levels with the Company's stated compensation objectives regarding competitiveness, the Committee has established an overall pay-positioning strategy for total direct compensation (base salary, targeted annual incentive compensation and targeted long-term incentive compensation) for executive officers between the 50th to 75th percentiles of compensation paid to similarly situated executives of the companies comprising the peer group. Variations to this targeted range may occur as dictated by the experience level of the individual and market factors, such as demand for, and availability of, qualified candidates for a particular position.

A significant percentage of total compensation for the Company's executive officers is allocated to incentive compensation as a result of the compensation objectives mentioned above. The Committee reviews relevant information from industry sources, SEC filings and other publicly available sources to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. Once the Committee establishes an appropriate level of base annual salary for each executive officer, annual cash incentive compensation and long-term incentive compensation targets are determined as a percentage of base annual salary using the information discussed above to formulate a comprehensive compensation package for each named executive officer that meets the Committee's stated compensation objectives.

For fiscal 2011, total annual cash compensation (base salary and annual incentive compensation) and total direct compensation (total annual cash compensation and long-term incentive compensation) for the named executive officers as a group approximated the range for peer group companies. The base salaries as well as the annual and long-term incentive compensation for the Company's named executive officers taken as a group and individually were between the 50th to 75th percentiles of the target compensation ranges for the peer group companies. Fiscal 2011 named executive officer compensation was at the lower end of the range because: 1) the Co-Chief Executive Officer's long-term incentive plan's final value was significantly below the 50th percentile, and 2) the annual incentive plan payout was lower than expected.

2011 Say on Pay Advisory Vote on Executive Compensation

The Company provided stockholders a "say on pay" advisory vote on its executive compensation in fiscal 2011. The stockholders approved, by a vote of approximately 90%, the compensation program and policies and the compensation paid to the Company's named executive officers for fiscal 2011. The Committee did not make any changes to the compensation program and strategies as a result of the favorable say on pay vote. However, in continuing to examine compensation program and strategies, the Company is implementing changes during fiscal 2012, as described in the Compensation Components section below.

Compensation Components

Annual Base Salary

The annual salary for executive officers is determined relative to job scope and responsibilities, past and current contributions, compensation for similar positions at the peer group companies and individual factors such as unique skills, demand in the labor market, and longer-term development and succession plans.

The Committee typically reviews executive officer salaries annually after the end of each fiscal year. At its February10, 2011 meeting, the Committee reviewed the Company's fiscal 2010 performance, peer group information and recommendations for salary adjustments for the named executive officers. In light of the foregoing factors, modest increases to base salaries, representing a 3.0% increase for Mr. Welborn and a 4.7% increase for Mr. Mumford, were approved for fiscal 2011. Additionally, Mr. Vivian's salary was adjusted to $350,000 to reflect the planned reduction in his responsibilities in connection with his announced retirement from the Company at the end of fiscal 2011. Mr. Moylan was appointed President of Pei Wei Asian Diner at the end of fiscal 2010, and his annual base salary was increased to $300,000 in conjunction with this promotion. Upon the request of Mr. Federico, no increase was made to his salary for fiscal 2011.

At its February 7, 2012 meeting, the Committee reviewed the Company's fiscal 2011 performance and peer group information. No salary increases for fiscal 2012 were approved for executive officers at that time. The Committee plans to further assess the Company's financial performance prior to awarding fiscal 2012 salary increases, if any, to executive officers.

The following table shows annual base salaries for the named executive officers for the current year and each of the past two years:

	Annual Base Salary
Executive Officer	2012	2011	2010
Richard L. Federico	$696,280	$696,280	$696,280
R. Michael Welborn	386,000	386,000	374,920
Mark D. Mumford	345,000	345,000	329,600
Kevin C. Moylan	300,000	300,000	247,200
F. Lane Cardwell, Jr.(1)	350,000	350,000	—
Robert T. Vivian(2)	—	350,000	600,000

(1) Mr. Cardwell joined the Company in March 2011.
(2) Mr. Vivian retired from the Company on January 1, 2012.

Annual Incentive Compensation

The Company maintains an annual Executive Short-Term Incentive Plan (the “Bonus Plan”) designed to reward achievement of specified levels of financial and individual performance.

2011 Annual Incentive Targets

The Company believes that measuring annual performance and determining annual incentive payouts utilizing long-term measures, such as Return on Invested Capital (“ROIC”), creates solid alignment between executive compensation and stockholder interests by providing an enhanced focus on long-term stockholder value creation. Accordingly, annual bonuses paid to the Company's executive officers under the fiscal 2011 Bonus Plan were based on the Company's current fiscal year ROIC relative to both the current fiscal year Weighted Average Cost of Capital (“WACC”) and the prior fiscal year ROIC. The Company's ROIC for any given fiscal year is calculated as Net Operating Profit After-Tax divided by Total Invested Capital.

The following salary multipliers are used in the bonus determination for each executive officer:

	Co-Chief Executive Officers	Chief Financial Officer	Executive Vice President	Concept Presidents
Salary multiplier	100%	60%	60%	60%

The actual fiscal year cash bonus payout for each executive officer is calculated by multiplying each executive's annual base salary by his salary multiplier and the current fiscal year company performance multiplier. The company performance multiplier is defined as follows:

Company Performance Multiplier = (Current Year ROIC divided by Current Year WACC) multiplied by
(Current Year ROIC divided by Prior Year ROIC)

ROIC for fiscal 2011 was 6.9% compared to ROIC for fiscal 2010, which was 8.9%. The Company Performance Multiplier for fiscal 2011 was 53% and such amount was applied to the salary multiplier for each executive officer to determine the amount of each officer's fiscal 2011 annual incentive payment. See the Summary Compensation Table for related amounts.

2012 Annual Incentive Targets

As noted previously, the Company has made significant changes to its executive compensation program for fiscal 2012, including the Bonus Plan. These changes are designed to better align the compensation program with the Company's strategy with a focus on absolute growth as well as outperformance of the Company relative to its industry. The Company will measure performance against targeted revenue and EBITDA growth as well as key business objectives and will calculate a performance multiplier accordingly. Each one percent increase or decrease in actual performance compared to target performance will result in a five percent increase or decrease in the bonus amount. If actual performance is 90% or lower of target performance, there will be no bonus earned related to revenue growth and EBITDA measures. Additionally, if actual performance is 120% or higher of target performance, the bonus earned will be 200% of the target bonus related to revenue and EBITDA measures.
The following salary multipliers will be used in the bonus determination for each executive officer:

	Chief Executive Officer	Chief Financial Officer	Executive Vice President	Concept Presidents
Salary multiplier	100%	60%	60%	60%

The actual fiscal year cash bonus payout for each executive officer will be calculated by multiplying each executive's annual base salary by his salary multiplier and the current fiscal year company performance multiplier. The company performance multiplier is defined as follows:

Company Performance Multiplier = (total revenues compared to target, weighted at 40%) plus (EBITDA compared to target, weighted at 40%) plus (achieved key business objectives, weighted at 20%)
The Committee approved the 2012 Bonus Plan via unanimous written consent on February 17, 2012.

Long-Term Incentive Compensation

The Company believes in a strong alignment of interests between its executive officers and its stockholders. As such, long-term incentives are designed to emphasize sustained performance over multiple years to help build stockholder value. Such incentives may be equity-classified or liability-classified but all awards have a strong linkage to the Company's stock performance and other long-term measures.

2011 Long-Term Incentives

Cash-Settled Stock-Based Awards

Fiscal 2011 long-term incentive awards granted to employees and executive officers (excluding Mr. Federico and Mr. Vivian who received the performance unit awards discussed below) were made in the form of RCUs, which vest three years after the date of grant. The settlement value of RCUs is based on the Company's stock price on the settlement date and therefore such awards strongly align with the interests of the Company's stockholders. RCUs are settled in cash rather than through the issuance of shares. Additionally, RCUs are considered to be liability-classified awards, and receive variable accounting treatment under the current accounting literature, which enables the Company to achieve better matching of the share-based compensation expense recognized for financial statement purposes with the ultimate value received by employees.

Performance Units

On February 16, 2009, the Committee approved the award of 600,000 performance units to each of the Company's Co-Chief Executive Officers, Mr. Federico and Mr. Vivian, pursuant to the Company's 2006 Equity Incentive Plan. Each award vested on January 1, 2012, at which time the cash value of such awards was determined. The awards were paid in cash in February 2012. The Company does not intend to issue performance units in the future.

The cash value of the performance units was equal to the amount by which the Company's final average stock price, as defined in the agreements, exceeded the strike price. The total value of the performance units at issuance was subject to a maximum value of $12.50 per unit. During December 2010, the outstanding performance unit awards associated with one of the Co-Chief Executive Officers was modified such that the maximum value per unit was reduced to $9.00 per unit. All other terms remain the same as specified in the original award agreement. The performance units were considered to be liability-classified awards, and the fair value of the performance units was remeasured at each reporting period until the awards vested. At January 1, 2012, the vesting date, the calculated cash value per performance unit was $0.29. The cash settlement value for each Co-Chief Executive Officer was $174,000, which represented 9% of the grant date fair value of the award in fiscal 2009 of $1,926,000.

It was the Committee's intent that the granting of these performance units satisfied the long-term incentive needs of Mr. Federico and Mr. Vivian during the term of these awards, and as a result, the Committee did not grant any other long-term incentive awards to Mr. Federico and Mr. Vivian in fiscal 2011 or fiscal 2010.

Concept Presidents Performance Award Plan

In December 2010, the Committee approved the adoption of the Concept Presidents Performance Award Plan (“Performance Award Plan”), which is a sub-plan under the Company's 2006 Equity Incentive Plan. The effective date of the Performance Award Plan is January 3, 2011. The Performance Award Plan was established to provide compensation for performance at both the concept and Company level for each of the concept presidents: R. Michael Welborn, Executive Vice President and President, Global Brand Development, Kevin C. Moylan, President of Pei Wei Asian Diner concept and F. Lane Cardwell, Jr., President of P.F. Chang's China Bistro concept. The performance period is approximately three years, through December 29, 2013.

The performance award value is based on the performance of each president's respective concept during each fiscal year in the performance period as well as year-over-year performance during that period. For Mr. Welborn, the performance award value is based on (1) 2% of the Company's royalty revenues from Global Brand restaurants plus 6% of year-over-year change in the Company's royalty revenues from Global Brand restaurants; and (2) 1% of the Company's royalty revenues from Unilever retail products plus 3% of year-over-year change in the Company's royalty revenues from Unilever retail products. For Mr. Moylan, the performance award value is based on the sum of 0.5% of Pei Wei Asian Diner concept's net income and 8% of year-over-year change in Pei Wei Asian Diner concept's net income. For Mr. Cardwell, the performance award value is based on the sum of 0.1% of P.F. Chang's China Bistro concept's net income and 8% of year-over-year change in P.F. Chang's China Bistro concept's net income. Amounts determined based on these performance awards are credited annually to an account. The participant will receive payment for one-third of any positive account balance after the end of each fiscal year in the performance period. Prior to the annual payment, the award is also adjusted by the percentage change in the Company's stock price over the performance year. The maximum amount that may be credited to any participant's account under the Performance Award Plan is $1.0 million during the three year performance period.

The performance of the Performance Award Plans was well below target funding levels for 2011 (one-third of which is paid in 2012). There will be no payments made to Mr. Cardwell and Mr. Moylan for fiscal 2011 as the target levels were not achieved. Mr. Welborn's payment for fiscal 2011 of $39,608 was funded based on 71% of target.

2012 Long-Term Incentives

Historically and through 2011, the Committee approved the grant of share-based awards to the executive officers and employees after the end of each second fiscal quarter, and the directors were granted share-based awards after the annual shareholder meeting. During February 2011, the Committee decided that for fiscal years commencing after January 1, 2012, the grant date of share-based awards for the executives and employees will coincide with the grant of awards to the Board of Directors.

During fiscal 2012, the Company expects to issue a mix of performance-based restricted stock units ("PBRSUs"), RSUs, RCUs and stock options to its employees. The Company expects to grant PBRSUs, RSUs and stock options to the executive officers. The proportion of PBRSUs and RSUs granted to the executive officers will be based on the officer's level of responsibility.

Performance-Based Share Awards

The Committee believes the issuance of performance-based share awards will more effectively align executive compensation with the interests of the Company's stockholders. The PBRSUs will cliff vest three years after the date of grant, and the actual number of units that will be settled in stock will be determined at the end of the performance period. The amount of stock each executive officer will receive on settlement may vary from the initial amount granted and will be determined based on the Company's Total Shareholder Return ("TSR") relative to that of the median TSR of a selected industry peer group that initially consists of 33 restaurant companies, over the performance period. TSR for each company will be calculated using a 60 day average stock price at the beginning and end of the vesting period plus reinvestment of cash dividends, adjusted for the impact of stock dividends, stock splits, spin-offs and other corporate changes. The PBRSUs may increase to a maximum of 200% of the initial amount granted or decrease to zero at the end of the performance period.

Restricted Stock Units and Stock Options

The Company believes that equity ownership by executive officers provides incentives to build stockholder value and align the interests of executive officers with the stockholders. In the past, RSUs were granted only to the Board. In fiscal 2012, RSUs and stock options will be granted to executive officers. RSUs will also be granted to certain other employees. RSUs and stock options will cliff vest three years from the date of grant.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan (“ESPP”) in which all employees, including the executive officers, may choose to participate. Participants are currently able to purchase shares of the Company's common stock with a value of up to $6,250 at a price equal to 95% of the fair market value of the stock at the end of each three-month offering period for the ESPP. The Committee continues to believe that this is an effective vehicle for enabling executives and employees to increase their ownership position in the Company, thereby promoting a closer link between the interests of employees and the Company's stockholders.

Restoration Plan

Effective July 1, 2007, the Company adopted the P.F. Chang's China Bistro, Inc. Restoration Plan ("the Restoration Plan"), a nonqualified unfunded deferred compensation plan which allows the named executive officers and highly compensated employees with six months of service to defer receipt of a portion of their compensation and allocate such amounts to one or more investment funds. The employees' accounts, which consist of employee contributions and employer match contributions, are credited with returns based on the investment funds they selected. The maximum aggregate amount deferrable under the Restoration Plan is 75% of base salary and 100% of cash incentive compensation. The Company makes bi-weekly matching contributions in an amount equal to 25% of the first 6% of employee compensation contributed, subject to an annual maximum of $3,675 during fiscal 2011. Company match contributions to the Restoration Plan commence after one year of service and a minimum of 1,000 hours worked. Matching contributions vest at the rate of 20% each year beginning after the employee's second year of service. For the fiscal year ended January 1, 2012, the Company's matching contribution expense for all employees participating in the Restoration Plan was $0.2 million. The Restoration Plan provides executives with an opportunity to achieve retirement income security and acts as an additional means to help the Company retain its executive officers.

Benefits and Perquisites

The Committee oversees the design, implementation and administration of all Company-wide benefit programs. The Committee periodically reviews the cost and prevalence of these programs to ensure these programs are in line with competitive practices and are warranted, based upon the business need and contributions of the executive officers. The benefits and perquisites available to the executive officers are also generally available to the Company's home office employees, multi-unit management and key restaurant leadership.

Executive Stock Ownership Requirements

As stated above, one of the goals of the Company's executive compensation program is to align the interests of its executives with those of its stockholders. Accordingly, the Company maintains stock ownership guidelines for its named executive officers. The guidelines are intended to encourage retention and to further align the financial interests of executive officers with those of its stockholders. The guidelines are based on a multiple of base salary for each position. The Chief Executive Officer must own at least four times his base salary and each concept President and the Chief Financial Officer must own at least two times his base salary. Under the guidelines, executives are able to count shares that are owned, including shares which have vested under restricted stock award grants, the value of unexercised options that were in-the-money on the vesting date, and vested restricted stock units. Each executive has four years from the initiation of the program or the time he becomes a named executive officer subject to the stock ownership guidelines to comply with the foregoing guidelines. All named executive officers are in compliance with the stock ownership requirements, except for Mr. Mumford, Mr. Moylan and Mr. Cardwell. The Committee anticipates that Mr. Mumford will be in compliance with the guidelines during fiscal 2012. Mr. Moylan and Mr. Cardwell, who have not yet been subject to the guidelines for four years, are working toward making the required investment.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The Company has entered into employment agreements with each of its named executive officers. The agreements are substantially identical. They each provide for an initial three-year term and automatic renewal for subsequent one-year terms unless either the Company or the employee provides written notice that the agreement shall not automatically renew. The agreements prohibit these officers from competing with the Company in the area of Chinese and Asian food concepts during the term of the agreements and for one year after termination. The employment agreements of Mr. Federico and Mr. Vivian were amended during fiscal 2009 to align the end of the term with the January 1, 2012 vesting date of the performance units.

The agreements provide for immediate vesting of unvested stock options, and the extension of the post-termination exercise period to three years, after the occurrence of certain events. These events include a change in control of the Company, termination of the executive’s employment by the Company without cause or separation of employment by the executive for “good reason” (as defined in the agreements). Should any of these events occur, the Company may be required to record an expense based upon the difference between the original grant price of the options and the fair value at the modification date for the number of awards ultimately affected by the modification. As of January 1, 2012, approximately 0.5 million equity-classified awards were affected by these agreements of which approximately 11 thousand shares were unvested, and approximately 0.1 million liability-classified awards were affected by these agreements, all of which were unvested.

Each of the employment agreements also provides for severance payments upon termination and after a change of control of the Company. The Committee believes that terms of these agreements are in line with market standards and are an important means to allow management to continue to focus on running the business of the Company in the event of a pending or actual change of control event or otherwise. More detailed information concerning these severance payments appears herein under the caption “Potential Payments upon Termination or Change in Control.”

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits to $1 million the deduction available to public companies for compensation paid to its chief executive officer and the other three highest compensated officers (other than the chief financial officer) as of the end of any fiscal year. This $1 million deduction limit does not apply, however, to “performance-based compensation” as defined in Section 162(m) of the Code. The Compensation Committee's general policy is to qualify the Company's executive compensation for deductibility under applicable tax laws as practicable. However, the Compensation Committee does not require all of the Company's compensation programs to be fully deductible under Section 162(m) because doing so would restrict its discretion and flexibility in designing compensation programs in a manner designed to promote varying Company goals.

The Company has taken into consideration Internal Revenue Code Section 409A in the design and implementation of the Company's compensation programs. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Compensation Information

Summary Compensation Table

The following table sets forth information for fiscal years 2011, 2010 and 2009 concerning the compensation of the named executive officers of the Company who were serving in such capacity as of the end of the Company's last completed fiscal year.

				Stock-Based Awards ($)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Cash- Settled Stock-Based Awards ($)(2)	Cash-Settled Performance Unit Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Richard L. Federico	2011	696,280	369,028	—	—	3,675	35,478	1,104,461
Chairman and Co-Chief Executive	2010	696,280	682,354	—	—	3,675	34,312	1,416,621
Officer	2009	710,580	817,167	—	1,926,000	3,675	2,616	3,460,038

Robert T. Vivian	2011	350,000	185,500	—	—	—	28,575	564,075
Co-Chief Executive Officer	2010	600,000	588,000	—	—	—	25,216	1,213,216
	2009	617,615	710,258	—	1,926,000	—	4,835	3,258,708

R. Michael Welborn	2011	384,295	122,206	389,298	—	3,675	78,923	978,397
Executive Vice President and	2010	374,920	220,453	426,953	—	3,675	26,143	1,052,144
President, Global Brand Development	2009	382,620	264,008	407,218	—	3,675	6,958	1,064,479

Mark D. Mumford	2011	342,631	108,957	345,662	—	—	35,844	833,094
Chief Financial Officer	2010	329,600	193,805	375,322	—	—	24,489	923,216
	2009	336,369	232,095	349,038	—	—	3,185	920,687

Kevin C. Moylan (6)	2011	297,969	94,754	265,236	—	2,235	44,395	704,589
President of Pei Wei Asian Diner	2010	247,200	145,354	246,671	—	1,854	38,970	680,049

F. Lane Cardwell, Jr. (6)	2011	288,077	91,608	320,850	—	—	6,430	706,965
President of P.F. Chang's China Bistro

(1)	Salary for fiscal 2009 reflects the impact of a 53-week fiscal year.

(2)
This column represents the total grant date fair value of cash-settled stock-based awards granted to each of the applicable named executives. The fair value of cash-settled stock-based awards was calculated based upon the sum of (a) the closing market price of the Company's common stock on the grant date and (b) the estimated fair value of a hypothetical three-year stock option calculated using a Black-Scholes option pricing model. The grant date fair value per unit was $44.21 in fiscal 2009, $56.55 in fiscal 2010 and $42.78 in fiscal 2011. The amounts shown in this column reflect the Company's total accounting expense for these awards to be recognized over the full three-year vesting term as calculated on the grant date. Due to the cash-settlement feature of these awards, they are considered to be liability awards which require the fair value to be recalculated at the end of each reporting period with a cumulative expense adjustment recognized, if necessary. The fair value per unit as of January 1, 2012 was $34.64 for fiscal 2009 grant, $36.33 for fiscal 2010 grant and $37.79 for fiscal 2011 grant. Additionally, amounts shown do not correspond to the actual value that will be recognized by the executives. The actual value that an executive will realize upon vesting of cash-settled stock-based awards will depend on the market price of the Company's stock on the vesting date, so there is no assurance that the value realized by an executive will be at or near the value of the market price of the Company's stock on the grant date.

(3)
Cash-settled performance units were issued to each of the Company's Co-CEOs during 2009 and such awards have satisfied the long-term incentive needs of Mr. Federico and Mr. Vivian during the approximately three-year term of these awards such that no additional long-term incentives are anticipated to be issued prior to the vesting of such awards. See Long-Term Incentives section for further information regarding cash-settled performance units.

This column represents the total grant date fair value of cash-settled performance unit awards granted to each of the applicable named executives. The fair value of cash-settled performance unit awards was calculated using a Monte-Carlo simulation model which incorporates historical performance, volatility and correlation of the Company's stock price and the Russell 2000 index. The grant-date fair value per unit was $3.21 and the awards contain a maximum value at vesting of $12.50 per unit for Mr. Federico and $9.00 per unit for Mr. Vivian. The amounts shown in this column reflect the Company's total accounting expense for these awards to be recognized over the full vesting term as calculated on the grant date. Due to the cash-settlement feature of these awards, they are considered to be liability awards which require the fair value to be recalculated at the end of each reporting period with a cumulative expense adjustment recognized, if necessary. The awards vested on January 1, 2012, and the final cash value per unit was $0.29 per unit and the cash settlement value of the vested units totaled $174,000 each for both Mr. Federico and Mr. Vivian, which was paid in February 2012.

(4)	A portion of the salary may have been contributed to the Restoration Plan. The Company makes bi-weekly matching contributions to the Restoration Plan in an amount equal to 25% of the first 6% of employee compensation contributed, subject to an annual maximum of $3,675. The total Company matching contribution amount is presented in the deferred compensation column.

(5)	See the All Other Compensation table below for further details.

(6)	Mr. Moylan became a named executive officer during fiscal 2010, and Mr. Cardwell became a named executive officer during fiscal 2011.

All Other Compensation Table

The following table sets forth information regarding the detail comprising the “All Other Compensation” column of the Summary Compensation Table shown above.

Name and Principal Position	Year	Lucky Cat Dining Card Usage ($)(1)	ESPP ($)(2)	Dividends ($)(3)	Partner Distributions and Other Bonuses ($)(4)	Total All Other Compensation ($)

Richard L. Federico	2011	856	1,005	33,617	—	35,478
Chairman and Co-Chief Executive	2010	5,000	1,074	28,238	—	34,312
Officer	2009	1,106	1,510	—	—	2,616

Robert T. Vivian	2011	2,010	315	26,250	—	28,575
Co-Chief Executive Officer	2010	1,487	1,679	22,050	—	25,216
	2009	3,230	1,605	—	—	4,835

R. Michael Welborn	2011	2,968	839	35,508	39,608	78,923
Executive Vice President and	2010	3,263	1,679	21,201	—	26,143
President, Global Brand Development	2009	5,353	1,605	—	—	6,958

Mark D. Mumford	2011	4,648	—	31,196	—	35,844
Chief Financial Officer	2010	5,858	—	18,631	—	24,489
	2009	3,185	—	—	—	3,185

Kevin C. Moylan	2011	757	—	19,100	24,538	44,395
President of Pei Wei Asian Diner	2010	443	—	10,734	27,793	38,970

F. Lane Cardwell, Jr.	2011	2,680	—	3,750	—	6,430
President of P.F. Chang's China Bistro

(1)	Each executive receives a “Lucky Cat Dining Card” for use at any of the Company's Bistro or Pei Wei restaurants. The annual Lucky Cat card usage amount is included in the executive's taxable income.

(2)	Represents the benefit received upon the purchase of the Company's common stock pursuant to the Company's Employee Stock Purchase Plan at a price equal to 95% of the fair market value.

(3)
In February 2010, the Board approved the initiation of a quarterly cash dividend. Prior to the second quarter of fiscal 2011, the amount of the cash dividend was calculated based on 45% of the Company's quarterly net income. Beginning with the second quarter of fiscal 2011, the Board approved a quarterly cash dividend, which was set at $0.25 per share through the end of fiscal 2011. The executives' unvested restricted stock awards are eligible to receive cash dividends, and their unvested RCUs are eligible to receive cash dividend-equivalents. The executives received cash dividend payments on the unvested awards outstanding.

(4)
Mr. Welborn earned compensation under the Performance Award Plan for fiscal 2011. Mr. Moylan, under his company Glendalough Development, receives distributions from its ownership interests in three Pei Wei restaurants. His company owns an average 4% interest in each of the three restaurants.

Grants of Plan-Based Awards

The following table provides certain information concerning grants of the Performance Award Plan and share-based awards made during the fiscal year ended January 1, 2012, to the persons named in the Summary Compensation Table.

			Potential Future Payouts Under Non-Equity Incentive Plan Awards (1)
Executive Officer	Award	Grant Date	Target ($)	Maximum ($)	Cash-settled stock-based awards (2)	Grant date fair value per unit ($)(3)	Total grant date fair value ($)(4)
R. Michael Welborn	Performance Award Plan	1/3/2011	390,000	1,000,000
	RCUs	8/1/2011			9,100	42.78	389,298

Mark D. Mumford	RCUs	8/1/2011			8,080	42.78	345,662

Kevin C. Moylan	Performance Award Plan	1/3/2011	217,000	1,000,000
	RCUs	8/1/2011			6,200	42.78	265,236

F. Lane Cardwell, Jr.	Performance Award Plan	3/1/2011	332,000	1,000,000
	RCUs	8/1/2011			7,500	42.78	320,850

(1)
These columns show the target and maximum potential payout under the Performance Award Plan for each of the concept Presidents. The target payout represents the amount payable based on estimates available at the time the plan was approved. The maximum payout represents the maximum amount that may be paid to each participant over the approximate three year performance period.

(2)
This column shows the number of cash-settled stock-based awards granted to the applicable named executive officers during fiscal 2011. All grants cliff vest after three years. No awards were granted to Mr. Federico and Mr. Vivian during fiscal 2011 as the performance unit awards granted during fiscal 2009 were intended to satisfy their future long-term incentive needs during the term of the awards. See Long-Term Incentive Compensation for further details.

(3)
This column shows the grant date fair value per unit of cash-settled stock-based awards granted during fiscal 2011. See notes to Summary Compensation Table for details on the calculation of fair value.

(4)
This column shows the total grant date fair value of cash-settled stock-based awards granted during fiscal 2011. The amounts shown in this column reflect the Company's initial estimate of total accounting expense based on the grant date fair value of these awards to be recognized over the full three-year vesting term. Due to the cash-settlement feature of these awards, they are considered to be liability awards which require the fair value to be recalculated at the end of each reporting period with a cumulative expense adjustment recognized, if necessary. Additionally, amounts shown do not correspond to the actual value that will be recognized by the executives. The actual value that an executive will realize upon vesting of cash-settled stock-based awards will depend on the market price of the Company's stock on the vesting date, so there is no assurance that the value realized by an executive will be at or near the value of the market price of the Company's stock on the grant date.

Outstanding Share-Based Awards at Fiscal Year-End

The following table provides certain information with respect to the value of all unexercised options and other share-based awards previously awarded to the Company's named executive officers as of January 1, 2012.

	OPTION AWARDS					OTHER SHARE-BASED AWARDS
Executive Officer	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Vesting Date (3)	Option Expiration Date	Number of unvested shares/units (#)(4)	Value of unvested shares/units ($)(5)	Vesting date (6)

Richard L. Federico	50,000	—	45.99	7/25/2008	7/25/2013
	40,000	—	43.97	7/23/2009	7/23/2014
	24,000	—	56.99	7/29/2010	7/29/2015
	100,000	—	30.05	7/28/2011	7/28/2016

Robert T. Vivian	45,000	—	45.99	7/25/2008	7/25/2013
	40,000	—	43.97	7/23/2009	7/23/2014
	25,000	—	56.99	7/29/2010	7/29/2015
	58,000	—	30.05	7/28/2011	7/28/2016

R. Michael Welborn	15,000	—	39.54	4/9/2004	4/9/2013
	15,000	—	50.05	4/26/2005	4/26/2014
	50,000	—	58.50	5/26/2010	5/26/2015
	50,000	—	56.99	7/29/2010	7/29/2015
	47,500	—	30.05	7/28/2011	7/28/2016
	36,689	4,846	33.57	7/30/2012	7/30/2017
						9,211	284,712	7/27/2012
						7,550	233,371	8/2/2013
						9,100	281,281	8/1/2014

Mark D. Mumford	10,001	—	43.22	5/5/2011	5/5/2016
	1,449	—	30.05	7/28/2011	7/28/2016
	9,691	4,241	33.57	7/30/2012	7/30/2017
						7,895	244,034	7/27/2012
						6,637	205,150	8/2/2013
						8,080	249,753	8/1/2014

Kevin C. Moylan	2,000	—	43.97	7/23/2009	7/23/2014
	14,499	501	45.17	2/20/2012	2/20/2017
	3,439	455	33.57	7/30/2012	7/30/2017
						5,263	162,679	7/27/2012
						4,362	134,829	8/2/2013
						6,200	191,642	8/1/2014

F. Lane Cardwell, Jr.						1,253	38,730	12/14/2020
						7,500	231,825	8/1/2014

(1)
All options to purchase shares of common stock of the Company issued to the named executive officers are immediately exercisable. However, unvested shares are subject to a right of repurchase by the Company in the event of the executive's termination of service with the Company. The amounts in this column represent the number of shares that were unvested at January 1, 2012.

(2)	Stock options are granted with an exercise price per share equal to the closing price of the Company's common stock on the grant date.

(3)
Represents the date on which all options included in this award are vested. The Company grants stock option awards with a five-year vesting schedule. One-fifth (1/5) of the option award vests on the first anniversary of the grant date. The remainder of the option award vests in monthly increments over the subsequent four-year period.

(4)
Represents the number of unvested restricted stock unit awards, cash-settled stock-based awards and cash-settled performance unit awards, as applicable, at January 1, 2012. Mr. Federico and Mr. Vivian were each granted cash-settled performance unit awards during fiscal 2009. Mr. Welborn, Mr. Mumford and Mr. Moylan were each granted cash-settled stock-based awards during fiscal 2009, fiscal 2010 and fiscal 2011. Mr. Cardwell was granted restricted stock unit awards during fiscal 2010 while serving as an independent director on the Board, and granted cash-settled stock awards during fiscal 2011.

(5)
Represents the market value of the unvested restricted stock unit awards and cash-settled stock-based awards, as applicable, at January 1, 2012. The market value of restricted stock unit awards and cash-settled stock-based awards was calculated based on the closing market price of the Company's common stock as of January 1, 2012.

(6)
Represents the date on which shares/units will be fully vested. The Company grants cash-settled stock-based awards with a three-year cliff vesting schedule. Cash-settled performance unit awards have a vesting term of approximately three years. Restricted stock unit awards will settle on the earlier of the date Mr. Cardwell ceases serving on the Board or a change in Control of the Company.

Stock Vested During Last Fiscal Year

The following table sets forth certain information concerning shares acquired by the named executive officers upon the vesting of restricted stock awards during fiscal 2011.

	Stock Awards
Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Richard L. Federico	26,638	825,778
Robert T. Vivian	21,327	661,137
R. Michael Welborn	12,710	394,010
Mark D. Mumford	11,302	350,362
Kevin C. Moylan	5,707	176,917

(1)	Based on the market price of the Company's common stock on the date of vesting multiplied by the number of vested restricted stock awards.

Nonqualified Deferred Compensation

The following table summarizes certain activity for the named executive officers who participated in the Restoration Plan during fiscal 2011:

Name	Executive Contributions ($)(1)	Company Contributions ($)(1)	Aggregate Earnings ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance ($)(3)
Richard L. Federico	205,403	3,675	(23,501)	—	1,268,965
R. Michael Welborn	15,372	3,675	8,032	—	109,014
Kevin C. Moylan	8,939	2,235	(409)	—	44,203

(1)
All amounts reported as contributions have been reported as compensation to the named executive officer in the Summary Compensation Table. Company contributions reflect the employer match contribution by the Company during fiscal 2011.

(2)	Aggregate earnings represent unrealized holding gains related to the named executive officer's investments, and these amounts have not been reported as compensation to the named executive officer.
(3)	Aggregate balance represents the named executive officer's Restoration Plan balance as of the end of fiscal 2011.

Potential Payments upon Termination or Change in Control

As noted above, the Company has entered into employment agreements with each of its named executive officers that require the Company to provide them compensation in the event of a termination of employment or a change in control of the Company.

Termination for Cause

All of the employment agreements provide that if the named executive officer is terminated for “Cause”, the executive officer will be entitled to receive only his base salary then in effect, pro-rated to the date of termination.

For purposes of all the employment agreements, “Cause” is defined as: (a) executive's theft, dishonesty, or falsification of any Company documents or records; (b) executive's improper use or disclosure of Company's confidential or proprietary information; (c) any action by executive which has a detrimental effect on the Company's reputation or business; (d) executive's failure to perform any reasonable assigned duties after written notice from Company of, and a reasonable opportunity to cure, such failure; (e) any material breach by executive of this Agreement, which breach is not cured after written notice from Company of, and a reasonable opportunity to cure such breach; or (f) executive's conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs executive's ability to perform executive's duties with Company.

Termination Without Cause or Termination for Good Reason

The employment agreements for Mr. Federico, Mr. Welborn and Mr. Mumford provide that if the named executive officer's employment is terminated without Cause, the named executive officer will be entitled to a severance package consisting of the following:

•
a cash payment equal to: (a) the greater of one and one-half times the named executive officer's base salary then in effect on the date of termination or the balance of executive's base salary due for the remainder of the current term of the employment agreement, plus (b) one and one-half times the average cash bonus paid to the named executive officer for each of the years completed under the terms of his employment agreement;

•	accelerated vesting of all unvested portions of the named executive officer's share-based compensation awards; and

•
continuation of group health insurance benefits for the greater of (a) the remainder of the current term of his employment agreement, or (b) one and one-half years (the “Continuation Period”); provided the Company's insurance carrier allows for continuation. In the event the Company's insurance carrier does not allow coverage continuation, the Company will pay the premiums required to continue the named executive officer's group health care coverage for the Continuation Period, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that the named executive officer elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer.

The employment agreements for Mr. Moylan and Mr. Cardwell provide that if the named executive officer's employment is terminated without Cause, the named executive officer will be entitled to a severance package consisting of the following:

•
a cash payment equal to: (a) the greater of one and one-half times the named executive officer's base salary then in effect on the date of termination or the balance of executive's base salary due for the remainder of the current term of the employment agreement, plus (b) one and one-half times the average cash bonus paid to the named executive officer for each of the years completed under the terms of his employment agreement, or if less than one year has been completed under the terms of the agreement, then one and one-half times the average cash bonus paid to the named executive officer during the prior three years;

•
the executive will be credited with an additional eighteen months of vesting service solely for purposes of determining the vested portions of executive's outstanding equity and equity-based awards; and

•
payment of the premiums required to continue the named executive officer's group health care coverage for up to eighteen months under the applicable provisions of COBRA, provided that the named executive officer elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer during this period.

Termination upon Change of Control

All of the employment agreements provide that if there is a change in control and if the named executive officer's employment is terminated without Cause or if the named executive officer terminates his employment for “Good Reason” within 24 months after a change in control (as defined in the employment agreement), the named executive officer will be entitled to a severance package consisting of the following:

•
a cash payment equal to: (a) the greater of two times the named executive officer's base salary then in effect on the date of termination or the balance of the named executive officer's base salary due for the remainder of the current term of the agreement; plus (b) the greater of two times (i) the average cash bonus paid to the named executive officer for each of the years completed under the terms of the agreement or (ii) the named executive officer's annual target bonus;

•
accelerated vesting of all unvested portions of the named executive officer's share-based compensation awards and the ability to exercise all stock options for a period of three years from the date of termination of employment provided that such extension does not cause the option exercise period to be extended beyond the expiration of the option term; and

•	continuation of group health insurance benefits of Mr. Federico, Mr. Welborn and Mr. Mumford for the greater of (a) the remainder of the current term, or (b) two years; provided the Company's insurance carrier allows for continuation. In the event the Company's insurance carrier does not allow such coverage continuation, the Company agrees to pay the premiums required to continue the named executive officer's group health care coverage for the Continuation Period, under the applicable provisions of COBRA, provided that the named executive officer elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer; or

•
payment of the premiums required to continue Mr. Moylan and Mr. Cardwell's group health care coverage for up to eighteen months under the applicable provisions of COBRA, provided that the named executive officer elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer during this period.

For purposes of all the employment agreements, “Good Reason” means any one or more of the following without the named executive officer's written consent, (i) the assignment to the named executive officer of any duties, or any limitation of his responsibilities, substantially inconsistent with his positions, duties, responsibilities and status with the Company immediately prior to the date of the “Change in Control”; (ii) the relocation of the principal place of the officer's service to a location that is more than fifty (50) miles from the officer's principal place of service immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding of the named executive officer than the travel requirements existing immediately prior to the date of the Change in Control; or (iii) any material failure by Company to pay, or any material reduction by Company of, the named executive officer's cash compensation in effect immediately prior to the date of the Change in Control.

For purposes of all the employment agreements, a Change in Control is defined as any one of the following occurrences: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of Company representing more than 50% of (A) the outstanding shares of common stock of Company or (B) the combined voting power of the Company's then-outstanding securities; (ii) the sale or disposition of all or substantially all of Company's assets (or any transaction having similar effect is consummated); or (iii) Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation.

280G Tax Gross-Up

Upon a termination of a named executive officer after a Change in Control of the Company, each named executive officer may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. The employment agreements of Mr. Federico, Mr. Welborn and Mr. Mumford require the Company to reimburse the executive for such excise taxes. The employment agreements of Mr. Moylan and Mr. Cardwell do not require the Company to reimburse the executive for such excise taxes. The total 280G tax gross-up amount in the table below assumes that the executive is entitled to a full reimbursement by the Company for any excise taxes that are imposed upon the executive as a result of the Change in Control and is based upon a 280G excise tax rate of 20%. For purposes of the 280G calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the execution of a non-competition agreement by the executive.

Potential Payments on Termination of Employment or Change in Control

The following table describes the potential payments upon termination without Cause or, after a Change in Control of the Company, termination without Cause or termination for Good Reason for each of the Company's named executive officers covered by an employment agreement, excluding Mr. Vivian as his last day of employment with the Company was January 1, 2012:

	Termination Without Cause			Termination Upon a Change in Control
Name	Cash Payment ($)(1)	Acceleration of Vesting of Equity Awards ($)(2)	Benefits ($)(3)	Cash Payment ($)(1)	Acceleration of Vesting of Equity Awards ($)(2)	Benefits and Perquisites ($)

Richard L. Federico	2,022,326	—	17,808	2,785,120	—	23,744	(4)
R. Michael Welborn	896,050	799,364	20,019	1,235,200	799,364	431,580	(5)
Mark D. Mumford	806,084	698,937	17,808	1,104,000	698,937	23,744	(6)
Kevin. C. Moylan	932,090	489,151	5,835	1,060,000	489,151	5,835	(7)
F. Lane Cardwell, Jr.	954,079	270,555	12,159	1,236,667	270,555	12,159	(8)

(1)
Assumes a termination on January 1, 2012 and payments based on the base salary at January 1, 2012, average annual incentive for fiscal 2011, fiscal 2010, fiscal 2009 and fiscal 2008 for Mr. Federico, Mr. Welborn and Mr. Mumford, average annual incentive for fiscal 2011, fiscal 2010 and fiscal 2009 for Mr. Moylan and annual incentive for fiscal 2011 for Mr. Cardwell.

(2)	Calculated based on a termination on January 1, 2012 and the closing market price of the Company's common stock on that date.

(3)	Reflects the costs related to the continuation of health benefits for the period specified above.

(4)	Consists of $23,744 for the continuation of health benefits.

(5)	Consists of $26,692 for the continuation of health benefits and $404,888 for a 280G excise tax gross-up.

(6)	Consists of $23,744 for the continuation of health benefits.

(7)	Consists of $5,835 for the continuation of health benefits.

(8)	Consists of $12,159 for the continuation of health benefits.

Compensation of Directors

The Company reimburses non-employee directors for reasonable costs and expenses incurred in attending Board of Directors' meetings. Each non-employee director receives annual compensation consisting of cash and share-based awards with a targeted aggregate value of $175,000. In addition, the Lead Independent Director receives an annual retainer of $20,000, the Chair of the Audit Committee receives an annual retainer of $20,000, and the Chairs of the Compensation and Executive Development Committee and the Nominating and Corporate Governance Committee each receive an annual retainer of $10,000.

For fiscal 2011, each director had the option to determine the amount of cash received with a maximum of 50% of the total compensation to be paid in cash. The balance of the compensation for each director is granted as restricted stock units. The value of share-based awards is calculated using the same method used by the Company in valuing its share-based compensation awards under GAAP. Consistent with past practice, share-based awards will continue to be made upon election of a new director and, in the case of continuing directors, upon their re-election at each Annual Meeting of the Company's stockholders. Share-based awards vest over the service period of one year following the grant date. At the option of each director, the issuance of shares underlying restricted stock units may be deferred until either (a) the date on which he/she ceases serving on the board or (b) the earlier of (i) the third anniversary following the grant date or a change in control of the Company or (ii) a change in control of the Company. Cash payments are made in equal quarterly installments over the course of the year following each annual stockholder meeting. For fiscal 2012, the directors have the same compensation options for cash and restricted stock units as fiscal 2011. Directors who are not employees of the Company also receive an annual “Lucky Cat Dining Card” which generally entitles each holder to $5,000 for use at any of the Company's Bistro or Pei Wei restaurants.

The following table provides information with respect to the compensation of directors:

Name (1)	Fees Earned or Paid in Cash ($)(2)	Equity-Based Awards ($)(2)(3)	Total ($)

Kerrii B. Anderson	63,438	104,996	168,434
Lesley H. Howe	97,500	97,457	194,957
Dawn E. Hudson	65,625	87,496	153,121
M. Ann Rhoades	92,500	92,477	184,977
James G. Shennan, Jr.	102,500	102,483	204,983
Kenneth J. Wessels	32,813	131,222	164,035

(1)
Directors who are Company employees receive no additional compensation for serving on the Board of Directors. The compensation for Mr. Federico, Mr. Welborn and Mr. Cardwell is reflected in the Summary Compensation Table.

(2)
For fiscal 2011, each director had the option to determine the amount of cash received with a maximum of 50% of the total compensation paid in cash. The balance of the compensation for each director was granted as restricted stock units.

(3)
This column represents total grant date fair value of restricted stock units granted to each of the applicable directors. The fair value of restricted stock units was based upon the closing market price of the Company's common stock on the date of grant. These amounts reflect the Company's accounting expense for these awards to be recognized over the one-year vesting term and do not correspond to the actual value that will be recognized by the directors. The actual value that a director may realize upon vesting will depend on the market price of the Company's stock on the settlement date, so there is no assurance that the value realized by a director will be at or near the value of the market price of the Company's stock on the grant date.

Director Stock Ownership Requirements

The Company maintains stock ownership guidelines for its independent directors. Each independent director is required to make an investment in the Company's stock at least at a level equal to his or her annual compensation of $175,000. Directors are able to count shares that are owned, vested restricted stock units, and the value of unexercised options that were in-the-money on the vesting date. Directors have four years from the date that they join the Board to comply with these guidelines. All independent directors are in compliance with the stock ownership requirements.

COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE REPORT

The Compensation and Executive Development Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND EXECUTIVE
DEVELOPMENT COMMITTEE

M. Ann Rhoades (Chairperson)
Dawn E. Hudson
James G. Shennan, Jr.

EQUITY COMPENSATION PLAN INFORMATION

Information about the Company's equity compensation plans at January 1, 2012 was as follows:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by shareholders (1)	1,852,275	$35.87	963,053	(3)
Equity compensation plans not approved by shareholders (2)	23,026	$46.24	89,342
Total	1,875,301		1,052,395

(1)
Consists of five P.F. Chang's stock plans: 1996 Stock Option Plan, 1997 Restaurant Management Stock Option Plan, Second Amended and Restated 1998 Stock Option Plan, Amended and Restated 1998 Employee Stock Purchase Plan and Amended and Restated 2006 Equity Incentive Plan.

(2)	Consists of P.F. Chang's 1999 Nonstatutory Stock Option Plan, which provides for discretionary grants of nonqualified stock options to the Company's employees.

(3)	Includes 141,967 shares reserved for issuance under the Amended and Restated 1998 Employee Stock Purchase Plan.

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

Pursuant to the Company's Business Ethics Policy and the charter of the Audit Committee, executive officers, directors and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into related party transactions with the Company without the prior consent of the Audit Committee (or other independent committee of the Board of Directors in cases where it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest). Any request for the Company to enter into a transaction with an executive officer, director, principal stockholder or any such person's immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including but not limited to the risks, costs and benefits to the Company, the terms of the transaction, the availability of other sources for comparable services or products, and if applicable, the impact on a director's independence. The Audit Committee shall approve only those agreements that, in light of the circumstances, are in the Company's best interests, as the Audit Committee determines in the good faith exercise of its discretion.

Other than the agreements with the Company's executive officers described in “Compensation Discussion and Analysis” above, there has not been since January 3, 2011, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000, and in which any director, executive officer or principal stockholder and immediate members of such person's family or affiliates of such person had or will have a direct or indirect material interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated by the SEC require the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's common stock to file periodic reports of ownership and changes in ownership with the SEC.

Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and stockholders that own more than 10% of the Company's stock were complied with and filed in a timely manner.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Stockholder proposals may be included in the Company's proxy materials for an annual meeting so long as they are provided to the Company on a timely basis and satisfy certain other conditions established by the SEC, including specifically under Rule 14a-8 of the Exchange Act. To be timely, a proposal to be included in the Company's proxy statement must be received at the Company's principal executive offices, addressed to the Company's Corporate Secretary, not less than 120 calendar days before the date of the Company's proxy statement released to stockholders in connection with the previous year's annual meeting. Accordingly, for a stockholder proposal to be included in the Company's proxy materials for the Company's 2013 Annual Meeting of Stockholders, the proposal must be received at the Company's principal executive offices, addressed to the Company's Corporate Secretary, not later than the close of business on November 14, 2012. Any stockholder proposal received after November 14, 2012 will be considered untimely and will not be included in the Company's proxy materials. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with the Company's bylaws.

Stockholder proposals not intended for inclusion in the Company's proxy materials for an annual meeting may be brought before the annual meeting so long as they are provided to the Company on a timely basis and satisfy certain other conditions set forth in the Company's bylaws. To be timely, a proposal must be received at the Company's principal executive offices, addressed to the Company's Corporate Secretary, not earlier than the 120th day, and not later than the close of business on the 90th day, prior to the anniversary of the date of the previous year's annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date of the previous year's annual meeting as first specified in the Company's notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), notice by the stockholder to be timely must be so received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. For the Company's 2013 Annual Meeting of Stockholders, proper notice of business that is intended for inclusion in the Company's proxy statement must be received not earlier than December 19, 2012, nor later than the close of business on January 18, 2013.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Company stock, but sharing the same address, we have adopted a procedure approved by the SEC called "householding." Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of its annual report and proxy statement and, as applicable, any additional proxy materials that are delivered pursuant to a request by such stockholders until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you received a householded mailing this year and you would like to have additional copies of the annual report and/or proxy statement mailed to you, please submit your request to Investor Relations via e-mail at investorrelations@pfcb.com, by mail to Investor Relations, P.F. Chang's China Bistro, 7676 E. Pinnacle Peak Road, Scottsdale, AZ 85255 or call at (480) 888-3000. The Company will promptly send additional copies of the annual report and/or proxy statement and related materials, as applicable, upon receipt of such request. You may also contact the Company if you received multiple copies of the annual report and/or the proxy statement and related materials and would prefer to receive a single copy in the future.

By Order of the Board of Directors,

/s/ RICHARD L. FEDERICO
Richard L. Federico
Chairman of the Board of Directors
and Chief Executive Officer
March 14, 2012

Appendix A

FIRST AMENDMENT TO THE
P.F. CHANG'S CHINA BISTRO, INC.
AMENDED & RESTATED 2006 EQUITY INCENTIVE PLAN
THIS FIRST AMENDMENT (the “Amendment”) to the P.F. Chang's China Bistro, Inc. Amended & Restated 2006 Equity Incentive Plan (the “Plan”) is effective as of the date this Amendment is approved by the stockholders of P.F. Chang's China Bistro, Inc. (the “Company”).
W I T N E S S E T H:
WHEREAS, the Plan was originally adopted by the Company's Board of Directors (the “Board”) on March 8, 2006, and approved by the stockholders of the Company on May 5, 2006, and was subsequently amended and restated by the Board on February 1, 2011, and again approved by the stockholders of the Company on April 19 2011; and
WHEREAS, the Board now finds it desirable and in the best interest of the Company to amend the Plan, subject to approval by the stockholders of the Company, to (1) extend the term of the Plan for an additional ten years from the effective date of this Amendment; and (2) increase the number of shares to be reserved and authorized for issuance under the Plan by 1,760,000 shares to 3,510,000 shares.
NOW, THEREFORE, the Plan is hereby amended as follows:
1.Change in Term. Section 1.1 of the Plan is amended in its entirety as follows:

1.1    Establishment. The P.F. Chang's China Bistro, Inc. 2006 Equity Incentive Plan (the “Plan”) was adopted by the Board on March 8, 2006, and approved by the stockholders of the Company on May 5, 2006. The Plan was subsequently amended and restated by the Board on February 1, 2011, and approved by the stockholders of the Company on April 19, 2011. In 2012, the Board has further amended the Plan subject to the approval of the stockholders of the Company (the date of such approval, the “Effective Date”).
2.Increase in Shares Issuable. The first sentence of Section 4.1 of the Plan is amended as follows:

Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 3,510,000 and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer.

P.F. CHANG'S CHINA BISTRO, INC.
By:
Its:
Title:

P.F. CHANG'S CHINA BISTRO, INC.
7676 E. PINNACLE PEAK RD.
SCOTTSDALE, AZ 85255

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M43568-P21774 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

P.F. CHANG'S CHINA BISTRO, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Kerrii B. Anderson	☐	☐	☐
1b. F. Lane Cardwell, Jr.	☐	☐	☐
1c. Richard L. Federico	☐	☐	☐
1d. Lesley H. Howe	☐	☐	☐
1e. Dawn E. Hudson	☐	☐	☐
1f. M. Ann Rhoades	☐	☐	☐
1g. James G. Shennan, Jr.	☐	☐	☐
1h. R. Michael Welborn	☐	☐	☐
1i. Kenneth J. Wessels	☐	☐	☐

	For	**Against**	**Abstain**
2. Ratify the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending December 30, 2012.	☐	☐	☐
3. Approval of the First Amendment to the Amended and Restated 2006 Equity Incentive Plan.	☐	☐	☐
4. Advisory vote on executive compensation.	☐	☐	☐
5. Approval of adjournment of annual meeting to solicit additional proxies.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

M43569-P21774

P.F. CHANG'S CHINA BISTRO, INC.
Annual Meeting of Stockholders
April 18, 2012 8:00 AM MST
This proxy is solicited by the Board of Directors

The Annual Meeting of Stockholders of P.F. Chang's China Bistro, Inc. will be held on April 18, 2012 at 8:00 AM MST, at the Company's corporate headquarters located at 7676 E. Pinnacle Peak Road, Scottsdale, AZ 85255. Richard L. Federico and Mark D. Mumford, or any of them, with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder.

If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side